    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 1, 2000
                                                  REGISTRATION NO. 333-_________
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                      ------------------------------------
                                    FORM S-1
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                      ------------------------------------
                          NEXT GENERATION NETWORK, INC.
             (Exact Name of Registrant as Specified in Its Charter)

            DELAWARE                             7319                        41-1670450
(State or Other Jurisdiction of     (Primary standard industrial         (I.R.S. Employer
 Incorporation or Organization)      classification code number)       Identification Number)

                      ------------------------------------
                      11010 PRAIRIE LAKES DRIVE, SUITE 300
                        MINNEAPOLIS, MINNESOTA 55344-3854
                           TELEPHONE : (612) 944-7944
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                                 GERARD P. JOYCE
                       CHAIRMAN OF THE BOARD AND PRESIDENT
                      11010 PRAIRIE LAKES DRIVE, SUITE 300
                        MINNEAPOLIS, MINNESOTA 55344-3854
                           TELEPHONE : (612) 944-7944
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)
                      ------------------------------------
                                 With a copy to:

          BRUCE S. MENDELSOHN, ESQ.                  WILLIAM M. HARTNETT, ESQ.
   AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.          CAHILL GORDON & REINDEL
  1333 NEW HAMPSHIRE AVENUE, N.W., SUITE 400             80 PINE STREET
          WASHINGTON, D.C. 20036                     NEW YORK, NEW YORK 10005
         TELEPHONE: (202) 887-4000                   TELEPHONE: (212) 701-3000


     Approximate date of commencement of proposed sale to the public: As soon as practicable on or after the effective date of this Registration Statement.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ____________________

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _________________

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / __________________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                         CALCULATION OF REGISTRATION FEE

===============================================================================================
                                              PROPOSED MAXIMUM AGGREGATE          AMOUNT OF
    TITLE OF SHARES TO BE REGISTERED               OFFERING PRICE (1)          REGISTRATION FEE
-----------------------------------------------------------------------------------------------
Common Stock, par value $0.01 per share ....          $115,000,000                $30,360
===============================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) of the Securities Act of 1933, as amended.

================================================================================
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                 SUBJECT TO COMPLETION, DATED      , 2000.


                                             Shares


                                     [LOGO]


                          NEXT GENERATION NETWORK, INC.

                                  Common Stock

                                  ------------

                  Prior to this offering, there has been no public market for our common stock. The initial public offering price of our common stock is
expected to be between $      and $      per share. We will apply to list our
common stock on The Nasdaq Stock Market's National Market under the symbol
"            ".

            The underwriters have an option to purchase a maximum of additional shares to cover over-allotments.

            INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" STARTING ON PAGE 8.

                                                          UNDERWRITING
                                    PRICE TO              DISCOUNTS AND           PROCEEDS
                                     PUBLIC                COMMISSIONS             TO NGN
                                     ------                -----------             ------
Per Share                           $                       $                      $
Total                               $                       $                      $

                 Delivery of the shares of common stock will be made on or about , 2000.

                 Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


CREDIT SUISSE FIRST BOSTON
              BANC OF AMERICA SECURITIES LLC
                         CIBC WORLD MARKETS
                                 FRIEDMAN BILLINGS RAMSEY


                The date of this prospectus is      , 2000.

                                 --------------

                                TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----

PROSPECTUS SUMMARY ......................................................    1
RISK FACTORS ............................................................    8
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS .......................   13
USE OF PROCEEDS .........................................................   14
DIVIDEND POLICY .........................................................   14
CAPITALIZATION ..........................................................   15
DILUTION ................................................................   16
SELECTED HISTORICAL AND PRO FORMA FINANCIAL AND OPERATING INFORMATION....   17
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS .............................................   20
BUSINESS ................................................................   26
MANAGEMENT ..............................................................   34
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS ..........................   40
PRINCIPAL STOCKHOLDERS ..................................................   41
DESCRIPTION OF CAPITAL STOCK ............................................   43
DESCRIPTION OF INDEBTEDNESS .............................................   46
SHARES ELIGIBLE FOR FUTURE SALE .........................................   47
UNDERWRITING ............................................................   49
NOTICE TO CANADIAN RESIDENTS ............................................   51
LEGAL MATTERS ...........................................................   52
EXPERTS .................................................................   52
WHERE YOU CAN FIND MORE INFORMATION .....................................   52
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS ..............................   F-1

                                 --------------

                  YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

                                 --------------

                               PROSPECTUS SUMMARY


         This summary contains basic information about us and the offering. Because it is a summary, it does not contain all the information that you should consider before investing. You should read the entire prospectus carefully, including the risk factors and our financial statements and the related notes to those statements included in this prospectus. Except as otherwise required by the context, references in this prospectus to "we," "our," "us" and "NGN" refer to Next Generation Network, Inc. A Designated Market Area, known as a DMA, is a measure of market size in the U.S. based on population as reported by the Nielsen Rating Service and is a standard market measure used in the media industry. Unless otherwise indicated, all information in this prospectus reflects the exercise of all outstanding warrants for an aggregate of 1,442,159 shares of common stock and assumes no exercise of the underwriters option to purchase additional shares of common stock.

                                   OUR COMPANY

         We are the leader in the emerging digital out-of-home advertising industry. We are currently implementing a rapid build-out of the world's largest network of digital video advertising displays, which we call E*billboards. E*billboards are high resolution digital monitors, located in high traffic, frequently-visited places, that offer sequences of advertising and up-to-date programming such as news, weather, financial data, sports, trivia and community service announcements. All of our E*billboards are connected to a central hub in Minneapolis which enables us to manage and transmit our advertising and programming on a continuous basis. As of December 31, 1999, we have installed E*billboards in 5,031 sites and secured long-term site rights for an additional 5,000 sites that are pending installation. Our E*billboards are currently seen by an audience of more than 39 million people each week in 17 major U.S. markets, including eight of the ten largest markets in the country.

         Our strategy is to increase our leadership position by continuing to amass a significant E*billboard footprint both nationally and internationally. We intend to accomplish this by targeting major operators who control multiple sites in high traffic venues such as elevators, fast food restaurants, transit hubs, movie theatres, pharmacies, gas stations, ATM kiosks, convenience stores and lobby shops where customers wait in line. We have established agreements with site operators such as 7-Eleven, Inc. (5,327 sites), Cumberland Farms (934 sites) and the New Jersey Transit Authority (203 sites). Consistent with our global expansion strategy, in January 2000, we formed an alliance with Otis Elevator Company. Currently, Otis has agreements to maintain more than 1.2 million elevators worldwide. Initially, Otis will focus its E*billboard marketing efforts on the largest media markets such as London, New York, Paris and Sydney. As we expand our network of E*billboards, we believe that we will increase our ability to attract a broad range of advertisers.

         We were founded to capitalize on the dramatic impact digital technology is expected to have on the out-of-home advertising industry. To date, we have raised more than $96 million, including a $30 million equity investment made by a subsidiary of Otis' parent, United Technologies Corporation, in January 2000. We have used the proceeds of these financings to develop our proprietary technology delivery platform, establish our sales and marketing organization and begin installation of our network of E*billboards.

                             COMPETITIVE ADVANTAGES

         Digital technology is ushering in an era of dramatic change for the media industry by providing advertisers with new forums and formats through which they can connect with and impact their target audiences. The strengths of outdoor advertising include its ability to build product awareness and reach large audiences at a relatively low cost. We believe that our digital technology enhances these strengths by increasing the targetibility, flexibility and overall effectiveness of out-of-home advertising. Our ability to capture an increasing share of the total advertising market is enhanced by the following competitive advantages.

         Large and expanding footprint. We currently hold long-term site rights for more than 10,000 sites, including 5,031 that have already been installed, representing a potential weekly audience of approximately 79 million. Unlike traditional billboards, we are not constrained by real estate zoning or other site restrictions. As a result, we believe that there are significant opportunities to place our E*billboards in a significant number of high traffic venues throughout our target markets, including convenience stores, fast food restaurants, transit hubs and gas stations. Furthermore, we are able to reach highly appealing, upscale demographic locations where traditional billboards have been restricted.

         Ability to precisely target audiences. E*billboards are individually addressable and programmable and are profiled based on specific characteristics of their audience, including age, gender, race and income. As a result, our network offers advertisers the ability to target specific demographics on a site by site basis. This allows us to appeal to both local advertisers targeting a small geographic area within a major city, as well as national advertisers targeting a wide range of demographic groups.

         Proprietary network technology. Built upon Internet-enabled networking and database technologies, our network of E*billboards is managed using proprietary software that we developed expressly for an out-of-home advertising application. Our technology and operating platform have the ability to support a global network for selling, creating, distributing and tracking digital advertisements and content. In addition, whereas traditional outdoor advertising takes days or weeks to update, our technology reduces the lead times for advertising or programming changes to hours or minutes. Our clients are able, therefore, to target specific parts of the day and feed in advertising updates at any time, which provides them with the ability to improve the timeliness of their message at little incremental cost.

         High impact appeal. Our technology allows us to deliver high resolution, full video advertisements and programming content. The effectiveness of E*billboards is enhanced by positioning them in prominent locations where people are waiting or standing in line and by offering relevant and interesting programming. E*billboards typically impact viewers at locations where they generally have limited exposure to other media. As a result, E*billboards have demonstrated a high level of impact and recall rates with little or no competition from other media.

         Significant benefits to site operators. E*billboards have been well-received by site operators due to the economic and other benefits that they provide. The E*billboard installation process is quick and simple and typically requires no investment by the site operator. Typically, E*billboard site agreements provide site operators with a small percentage of advertising revenues generated by that site in return for a five to ten year commitment. In addition, E*billboards improve the shopping experience for retail outlet customers by providing a source of entertainment and information. Often, we provide site operators with the ability to promote their own products and services on the E*billboards within their establishments.

         Highly scalable technology platform. We designed our technology and infrastructure platform to support a rapid build-out of our network. Due to the relatively fixed cost nature of our operating platform, our cost structure allows for economies of scale and significant margin expansion as our revenues increase in line with a larger installed base of sites.

                       OUR PORTFOLIO OF E*BILLBOARD SITES

         As of December 31, 1999, we operated our E*billboards in seventeen major markets as follows:

DMA                                 MARKET          NO. OF          ESTIMATED
RANK        MARKET(1)             POPULATION        SITES        WEEKLY VIEWERS
----        ----------------      ----------        -----        --------------
 1          New York              14,643,600        1,317         10,400,000
 2          Los Angeles           11,522,935          578          4,600,000
 3          Chicago                6,543,815          172          1,400,000
 4          Philadelphia           5,511,985          307          2,400,000
 5          San Francisco          4,952,195          245          1,900,000
 6          Boston                 4,529,755          241          1,900,000
 7          Dallas                 3,818,990          306          2,400,000
 8          Washington, DC         4,012,095          519          4,000,000
 14         Tampa                  2,804,345          165          1,300,000
 16         Miami                  2,888,755          117            900,000
 20         Sacramento             2,508,585           64            500,000
 22         Orlando                2,107,275          257          2,000,000
 24         Baltimore              2,034,360          204          1,600,000
 26         San Diego              2,081,930          157          1,200,000
 40         Norfolk                1,308,230          237          1,900,000
 44         West Palm Beach        1,175,090           67            500,000
 81         Ft. Myers                746,188           54            400,000
            Developmental                              24
            Markets(2)
                                  ----------        -----         ----------
            TOTALS                73,190,128        5,031         39,300,000

(1) In contiguous markets, such as Washington, D.C. and Baltimore, San Francisco and Sacramento, Miami and West Palm Beach and Tampa and Ft. Myers, we have a single sales office that supports both markets.

(2) Developmental markets consist of markets in which we have installed 10 or less E*billboards.

                                  OUR STRATEGY

         In 1998, the U.S. out-of-home advertising industry generated more than $19 billion of revenue. We intend to capture an increasing share of this market by offering advertisers a new out-of-home digital distribution channel that can more precisely target and effectively impact their intended audience than traditional media. We are using the following strategies to rapidly expand our network and consolidate our leadership position in the developing digital out-of-home advertising industry.

         Rapidly expand our network footprint. Our strategy is to rapidly expand our network worldwide. In addition to installing our current backlog of 5,000 secured but uninstalled sites, we will continue to broaden our presence throughout the U.S. by securing and installing additional sites within the most important advertising markets. We position our E*billboards in multiple locations and in various types of venues in order to increase the likelihood that viewers will encounter E*billboards several times each day. We have identified several categories of high traffic, frequently visited venues that have a high level of advertising appeal. We intend to attract significant site operators within each of these venues:

             -  elevators
             -  fast food restaurants
             -  movie theatres
             -  pharmacies
             -  gas stations
             -  ATM kiosks
             -  convenience stores
             -  transit hubs
             -  lobby shops


         Our domestic geographic expansion is initially focused on the ten largest U.S. markets, with the intention of having a significant presence in the 25 largest U.S. markets by 2002. We also intend to expand internationally by developing networks either directly or through alliances with local partners. Local partners will be chosen primarily for their ability to secure quality real estate sites or source advertising on a national, regional and local level within their particular area. For example, our alliance with Otis provides us with potential access to more than 1.2 million elevators in major markets throughout the world.

         Focus on local and national advertisers. Traditionally, the area of strength for out-of-home advertising has been local advertising. We will continue to develop local sales forces to work closely with advertisers as we expand into each new market. We believe that once we have established an extensive network of sites, we will also become more attractive to large national advertisers seeking to reach a significant portion of the population. Furthermore, we also intend to target national advertisers by organizing our sales force initiatives around key product advertising categories and their respective agencies.

         Leverage our proprietary technology. We seek to continually improve our proprietary technology to further enhance our operating efficiency and the functionality and usability of our product. For example, we are developing software that will allow our advertisers to manage their advertising program for E*billboards in-house over the Internet. In a Web-based and interactive environment, advertisers will be able to review advertising slots available on a site by site basis, develop national, regional or local advertising programs, generate automatic quotes and submit orders.

         Continually improve programming. As our footprint expands, we intend to develop our programming content production capabilities to maintain and enhance the local relevancy and appeal of our digital programming. Our programming focuses on national, regional and local topics of interest such as news, sports, weather and entertainment. Because we gather and distribute our programming digitally, we are not required to maintain editorial staff in all regions in which we have a presence. Instead, we have a centralized editorial team that receives content from various sources, repackages that content and transmits it to any location on our network. We may establish additional relationships with new local or national programming content providers as we expand.

                              CORPORATE INFORMATION

         We were incorporated under the laws of the State of Delaware in 1990. Our corporate headquarters are located at 11010 Prairie Lakes Drive, Suite 300, Minneapolis, Minnesota 55344-3854, and our telephone number is (612) 944-7944.

                          -----------------------------

                                  THE OFFERING



Common stock offered .............           shares

Common stock to be outstanding
after the offering(1) ............           shares

Use of proceeds ..................  We will use the net proceeds from this offering to fund capital expenditures of at least $30 million, related to the purchase and installation of our E*billboards, over the next two years, as well as for working capital and general corporate purposes.

Listing ..........................  We will apply to list our common stock on
                                    The Nasdaq National Market, subject to
                                    official notice of issuance, under the
                                    symbol " ".


------------
(1) Assumes the exercise of all outstanding warrants, representing 1,442,159 shares, and excludes 2,240,000 shares of common stock reserved for issuance under our stock option plans, pursuant to which options to purchase 1,705,810 shares of common stock have been granted.

                          SUMMARY FINANCIAL INFORMATION


         The following table sets forth our summary historical and pro forma financial information for the periods ended and as of the dates indicated. We derived the summary historical financial information below as of and for each of the fiscal years from our audited financial statements. You should read the following financial information along with the information contained throughout this prospectus, including "Management's Discussion and Analysis of Financial Position and Results of Operations" and the financial statements and related notes that are included in this prospectus. The pro forma adjustments to the information for the year ended, and as of, December 31, 1999 are for the sale of 3,025,017 shares of our common stock for consideration of $30 million to a wholly owned subsidiary of United Technologies Corporation, the issuance of 2,715,699 shares of common stock upon the conversion of preferred stock and the purchase of $18.1 million aggregate face amount of our 12% senior secured PIK notes after that date. Statement of operations and other data pro forma amounts are as if the transactions occurred on January 1, 1999 and balance sheet data pro forma amounts are as if the transactions occurred on December 31, 1999.

                                                              Historical                              Pro Forma
                                                    Fiscal Year Ended December 31,                Fiscal Year Ended
                                               1997              1998             1999            December 31, 1999
                                           ------------      ------------      ------------       -----------------
                                                   (in dollars except share, per share and operating data)
STATEMENT OF OPERATIONS:
  Net revenues .......................     $  1,827,121      $  2,589,690      $  5,501,269          $  5,501,269


  Operating expenses:
  Network operating expenses .........        2,256,387         4,140,918         6,936,130             6,936,130
  Cost of network equipment
         sales(1) ....................           60,893             9,996             1,526                 1,526
  Selling expenses ...................        1,757,523         6,062,770         8,980,846             8,980,846
  General and administrative
         expenses(2) .................        1,850,775         3,643,005         5,448,175             5,448,175
  Corporate overhead(3) ..............        1,408,366         2,093,299         3,618,305             3,618,305
  Depreciation and amortization(4) ...          713,892         1,371,959         2,764,005             2,764,005
                                           ------------      ------------      ------------          ------------
    Total operating expenses .........        8,047,836        17,321,947        27,748,987            27,748,987
                                           ------------      ------------      ------------          ------------

  Operating loss .....................       (6,220,715)      (14,732,257)      (22,247,718)          (22,247,718)
  Interest expense, net ..............          167,769         4,930,720         7,680,354             5,085,460
  Other expense(5) ...................               --                --            67,175                67,175
                                           ------------      ------------      ------------          ------------
  Net loss before preferred
    stock dividends ..................       (6,388,484)      (19,662,977)      (29,995,247)          (27,400,353)
  Preferred stock dividends ..........        1,630,836         2,515,590         2,871,619               133,650
                                           ------------      ------------      ------------          ------------

  Net loss ...........................     $ (8,019,320)     $(22,178,567)     $(32,866,866)         $(27,534,003)
                                           ============      ============      ============          ============
  Earnings (loss) per share:
  Basic and diluted(6) ...............     $      (3.01)     $      (8.33)     $     (12.34)         $      (3.28)
  Weighted average common shares
  Outstanding:
  Basic and diluted(6) ...............        2,662,680         2,662,680         2,662,680             8,403,396

OTHER DATA:
  Billboard Cash Flows(7) ............       (4,098,457)      (11,266,999)      (15,865,408)          (15,865,408)
  EBITDA(7) ..........................       (5,506,823)      (13,360,298)      (19,483,713)          (19,483,713)
  Capital expenditures ...............        1,278,775         7,899,479         5,733,059             5,733,059
  Number of markets(8) ...............                9                17                17                    17
  Number of sites ....................            1,769             3,630             5,031                 5,031
  Weekly audience(9) .................                                           39,679,497            39,679,497

  Cash flows from:
    Operating activities .............     $ (4,652,255)     $(10,491,372)     $(18,416,882)         $(18,416,882)
  Investing activities ...............       (1,388,291)       (7,832,727)       (5,868,456)           (5,868,456)
   Financing activities ..............        5,008,493        40,245,170           (21,440)           26,845,346
BALANCE SHEET DATA (at period end):
  Cash and cash equivalents ..........                         24,710,213           403,435            27,476,026
  Total assets .......................                         38,453,371        17,715,969            44,124,560
  Total long-term debt (including
    current maturities) ..............                         42,136,586        49,580,598            32,915,598(10)
  Mandatory redeemable preferred
    stock ............................                         16,772,830        19,396,949                    --
  Total shareholders' equity (deficit)                        (26,391,499)      (59,054,883)            3,261,852

----------
(1) Includes the costs of hardware and the costs to install the equipment sold to third-parties. Prior to 1997 these sales were a part of our business of selling E*billboards to local media companies with which we had license and network operating agreements. In 1997, we reacquired all the equipment and terminated these agreements with local media companies. After 1997, we sold small amounts of equipment to various purchasers. In the future we do not expect equipment sales to be significant.

(2) Includes rent and compensation and related benefits for personnel involved in corporate development, field operations, network operations, marketing, creative services, management information systems and accounting.

(3) Includes compensation and related benefits for senior management and administrative personnel, legal, accounting and other professional fees, travel, insurance and telecommunications.

(4) Includes $543,000, $1.1 million and $2.2 million of depreciation and amortization of capital costs associated with the installation of E*billboards for 1997, 1998 and 1999, respectively. The remainder represents depreciation and amortization on other assets.

(5) Represents the loss on our investment in Next Generation Network International, LLC, which was formed for the purpose of researching the development of markets for E*billboards in several countries outside the U.S. We own 50% of NGN International and one of our directors controls the remaining 50% .

(6) Excludes the effect of all outstanding warrants for an aggregate of 1,411,159 and 31,000 shares of common stock exercisable immediately at per share prices of $.01 and $7.143, respectively.

(7) Billboard cash flow consists of operating loss before depreciation, amortization, and corporate overhead. EBITDA consists of operating loss before depreciation and amortization. Although billboard cash flow and EBITDA are not measures of performance or liquidity calculated in accordance with generally accepted accounting principles, we believe that these measures are useful to any investor in evaluating the company because these measures are widely used in the out-of-home advertising industry as a measure of a company's performance. Nevertheless, billboard cash flow and EBITDA should not be considered in isolation from or as a substitute for net income or loss, cash flows from operations and other statement of operations or statement of cash flows prepared in accordance with generally accepted accounting principles, or as a measure of profitability or liquidity. Moreover, because billboard cash flow and EBITDA are not measures calculated in accordance with generally accepted accounting principles, these performance measures are not necessarily comparable to similarly titled measures employed by other companies. Billboard cash flow for 1997 is not directly comparable with billboard cash flows presented for 1998 and 1999 because some of our revenues in 1997 were from network equipment sales and network operating fees and royalties.

(8) Excludes developmental markets in which there are 10 or less E*billboard sites.

(9) Equals the number of sites multiplied by 7,887, which is the average weekly traffic per site as estimated by Audits & Surveys.

(10) Based upon the actual amount of senior secured notes repurchased on February 25, 2000, the date of the transaction. The pro forma adjustment includes accrued interest and additional senior secured notes issued as an interest payment after December 31, 1999.

                                  RISK FACTORS


         Before making an investment decision, you should carefully consider the following risks. The risks described below are not the only ones that we face. Any of the following risks could have a material adverse effect on our business, financial condition and operating results. Additional risks and uncertainties of which we are unaware or currently believe are immaterial may also impair our business operations. The trading price of our common stock could decline due to any of these risks, and you could lose all or part of your investment in our common stock. Before making an investment decision, you should also read the other information included in this prospectus, including our financial statements and the related notes.

RISKS RELATED TO OUR BUSINESS

We have a history of net losses and may not be profitable in the future.

         We have incurred significant losses and have experienced substantial negative cash flow from operations. For the fiscal years ended December 31, 1999, 1998 and 1997, we incurred net losses of $(29,995,247), $(19,662,977) and
$(6,388,484), respectively, and we expect losses to continue in the future. We had an accumulated deficit of $(68,655,777) as of December 31, 1999, representing the effect of losses incurred since our inception. Our ability to incur debt, if necessary to fund our operations or a continued build-out of our network, may depend significantly on our ability to generate cash-flow from operations. Furthermore, our inability to generate positive cash flow in the future would have a material adverse effect on us and could adversely affect the market price of our common stock.

E*billboards are a new product that may not achieve market acceptance from advertisers or generate sufficient revenue to support us.

         Although the out-of-home advertising industry is over 125 years old, digital advertising such as our E*billboards is a relatively new method of providing out-of-home advertising. Because we are using new technology and the market is rapidly developing, the ultimate level of demand for and continued market acceptance of our network and our E*billboards are uncertain. Technological change and trends in the out-of-home advertising industry may lead to the emergence of other new cost-effective advertising products and services which may make our E*billboards less attractive to the public and to advertisers. If a market for advertising on E*billboards does not develop as we expect, our business, financial condition and operating results will be materially adversely affected.

We are dependent on our agreements with site operators.

         We have agreements with operators representing approximately 10,000 sites. Our profitability and the success of our growth plans will be significantly affected by our ability to renew these agreements and enter into new contracts for high traffic sites for the installation of E*billboards. Site operators who currently have or in the future will have E*billboards installed may not retain them at their sites beyond the expiration of existing agreements or we may not be able to continue to increase the number of sites in which E*billboards are installed or for which commitments have been made. We are especially dependent on our agreements with each of 7-Eleven and Otis.

         As of December 31, 1999, the 7-Eleven agreement covered 3,262 of the 5,031 sites at which we have installed E*billboards and 2,065 of the approximately 5,000 additional sites for which we have agreements (representing, in the aggregate, approximately 53% of the sites currently covered by agreements). If we fail to complete installations of E*billboards in at least 4,800 7-Eleven stores by November 30, 2000, we are required to pay them liquidated damages of $150,000 on or before December 31, 2000. Furthermore, 7-Eleven has the right to terminate the agreement on 30 days notice if we do not have 4,800 E*billboards installed in 7-Eleven stores by May 30, 2001.

         In addition, our agreement with Otis provides that Otis will secure rights to place E*billboards in elevators of major buildings throughout the world. Otis currently has agreements to maintain more than 1.2 million elevators in such buildings. Under the agreement, either we or Otis may terminate operations in a particular market if, among other things, the operation of the agreement within a market is no longer consistent with their respective business requirements. Either party may terminate the entire agreement if, among other things, operations are terminated in more than four markets during any calendar year or based on a deadlock in the steering committee. In addition, Otis may terminate the entire agreement if a competitor of Otis acquires more than 19% of our voting equity.

Because we are highly leveraged, we may not be able to obtain additional capital to fund our operations and finance our growth on terms acceptable to us or at all.

         As of February 25, 2000, we had outstanding total face amount of indebtedness of $40.5 million, including $38.4 million of senior secured PIK notes (reflected in our financial statements net of related discounts for GAAP), and our net interest expense for the fiscal year ended December 31, 1999 was $7.7 million. This high level of debt and our debt service obligations could have material adverse consequences, including:

              - increasing our vulnerability to general adverse economic and industry conditions;

              - requiring us to dedicate a substantial portion of our future cash flow, if any, to the servicing of debt;

              - making it difficult for us to obtain additional financing for working capital, capital expenditures, acquisitions and general corporate purposes in the future;

              - limiting flexibility in planning for, or reacting to, changes in our business and industry; and

              - being disadvantaged when compared to those of our competitors which have less debt.

         Beginning on February 1, 2001, we will be required to make semi-annual cash interest payments on our senior secured notes in the amount of $2.4 million until the notes mature in 2003, assuming all interest payments through August 2000 are paid in additional notes. Timely payment of the interest on and principal of our senior secured notes will require positive cash flow from operations. Our cash flow depends upon our future performance and financial, economic and other factors, some of which are beyond our control. Unless we realize these increases, we may be unable to meet obligations under our senior secured notes.

         If we are unable to generate cash flow from operations in amounts sufficient for us to be able to pay our debts as they become due, we may be required to refinance all or a portion of our debt, sell some or all of our assets or sell additional equity securities at prices that may be dilutive to existing investors. We may not be able to refinance all or a portion of our debt or sell our equity securities or assets on a timely basis, on acceptable terms or at all.

         We anticipate incurring additional debt in the future to fund the expansion, maintenance and upgrade of our systems. If new debt is added to our current debt levels, the related risks that we now face could intensify. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources" and "Description of Debt."

Our outstanding debt and restrictive terms of our indenture may make it more difficult for us to implement our strategy.

         Our business strategy will likely require us to incur additional debt to support our growth. This strategy may not be achievable because of our high level of debt and the restrictions imposed by the indenture governing our senior secured notes. The indenture restricts our ability to incur debt, make distributions, sell assets, create liens, make investments or engage in mergers and acquisitions. The indenture also restricts our ability to sell a minority interest in our subsidiaries or operate through joint ventures. These restrictions reduce our operating flexibility and may prevent us from expanding our existing business or developing or acquiring new businesses.

         Banks or other financial institutions may not be willing to lend to us, particularly in light of the significant amount and terms of our senior secured notes. Further, they may not be willing to lend on terms that are acceptable to us. Our inability to obtain bank or other financing could negatively affect our ability to meet our cash needs and could limit our ability to implement our business strategy.

We may be unable to generate sufficient revenue from the sale of advertising on our E*billboards.

         All or substantially all of our revenue for the foreseeable future is expected to be derived from the sale of advertising on E*billboards. To date, we have not achieved sufficient revenue from this source to achieve overall profitability. Accordingly, our success is dependent on our efforts to increase advertising sales. Because the utility and the ultimate attractiveness of E*billboards to advertisers is in large part dependent on our ability to offer advertising in a wide array of local, regional and national markets, a significant reduction in the number of our installed E*billboards or our inability to install E*billboards in such locations in a rapid and orderly manner may significantly affect our revenue generation potential.

         In addition, advertising revenue can be adversely affected by many conditions that are beyond our control, including:

              -   a general decline in economic conditions;

              - a decline in economic conditions in particular markets where we conduct business; or

              - a reallocation of advertising expenditures to other available media by significant users of our E*billboards.

         We may be unable to maintain our existing advertisers or attract additional advertisers in the future. A decrease in demand for advertising space or our inability to generate revenue from the sale of advertising on our E*billboard sites would materially and adversely affect us.

We rely on outside sources to assemble, install and maintain our E*billboards.

         All of our E*billboards are assembled and tested by a third party contractor. In addition, we have an agreement with an independent contractor for the nationwide installation and maintenance of most of our E*billboards. However, we do not have any arrangements with contractors for the installation and maintenance of E*billboards outside of the U.S. Because we employ third parties to assemble and install our E*billboards, the success of our business and the expected growth of our network is dependent on, among other things, the work of these third parties. Our failure to maintain suitable arrangements with third parties, and the failure of these third parties to perform, may have a material adverse effect on us. The failure of our outside sources to sustain production and satisfy demand for the installation and maintenance of finished E*billboards would have a material adverse effect on our business, financial condition and results of operations.

If we cannot retain our key personnel and hire additional qualified management and technical personnel, we may not be able to successfully manage our operations and pursue our strategic objectives.

         We are highly dependent on the services of certain key executives and technical employees and on our ability to recruit, retain and motivate high quality executive, sales and technical personnel. Competition for such personnel is intense, and the inability to attract and retain additional qualified employees required to expand our activities or the loss of current key employees could materially and adversely affect us.

Our continued growth could place strains on our management, which may adversely impact our business and the value of your investment.

         Over the past several years, we have experienced significant growth and change in our business activities and operations, including expansion in the number of E*billboard sites. Our past expansion has placed, and any future expansion will place, significant demands on our administrative, operational, financial and other resources. Any failure to manage growth effectively could seriously harm our business. To be successful, we will need to continue to implement management information systems and improve our operating, administrative, financial and accounting systems and controls. We will also need to train new employees and maintain close coordination among our executive, accounting, finance, marketing, sales and operations organizations. These processes are time consuming and expensive, will increase management responsibilities and will divert management attention.

Our competitors may have greater resources and name recognition than us.

         Many of our competitors in the media business are larger, possess significantly greater financial resources, have greater name recognition and have longer operating histories than us. Moreover, many of our competitors have more extensive customer bases, broader customer relationships and industry alliances that they can use to their advantage in competitive situations. An increase in competition could result in price and revenue reductions and lower profit margins as a result of a loss of clients. We may fail, therefore, to compete effectively against other media companies. Our failure to successfully compete would have a material adverse effect on us.

We will face risks inherent in international operations as we expand abroad.

         As we expand our operations internationally, we face the risks associated with general economic conditions and regulatory uncertainties inherent in conducting business abroad. Potential foreign government regulation of our technology, political and economic instability, as well as changes in foreign countries' laws affecting our international operations generally may have a material adverse effect on us. Exchange controls or other currency restrictions imposed by foreign governmental authorities may restrict our ability to convert local currency into U.S. dollars or other currencies, or to take those dollars or other currencies out of those countries. Fluctuations in currency exchange rates, including possible currency devaluations, may adversely affect our revenue stream from those countries. We may experience substantial losses due to these and other risks related to international operations.

We depend on the proper functioning and security of our network and computer systems.

         Our business depends on providing our clients with uninterrupted service. Therefore, we must protect the infrastructure of our system against damage from human error, physical or electronic security breaches, fire, earthquakes, floods and other natural disasters, power outages, sabotage, vandalism, technological failures beyond our control and other similar events. The occurrence of any system failure, service interruption or breach of security could cause:

              - an inability to meet our obligations under our advertising agreements;

              -   decreased revenues from advertising; and

              -   harm to our reputation.

         A significant degradation, service interruption or failure of our network and computer systems or telephone lines or breach of security could affect our ability to transmit information to E*billboards and lead to a substantial decrease in our advertising revenues and erosion in our client base. Despite all precautions we have taken, the occurrence of any event described above could have a material adverse effect on us.

Possible infringement of intellectual property rights could harm our business.

         We view the computer software technology that we have developed as proprietary and attempt to protect our technology and trade secrets through the use of confidentiality and non-disclosure agreements and by other security measures. Trade secret law and confidentiality agreements, however, offer only limited protection in comparison to patent protection. Confidentiality and non-disclosure agreements may be difficult to enforce, and our products might be subject to reverse engineering. If substantial unauthorized use of our software technology were to occur, our results of operations could be negatively affected. We cannot assure you that our means of protecting our proprietary rights will be adequate or that our competitors will not independently develop similar software technology. In addition, we cannot assure you that third parties will not claim that our technology infringes on the propriety rights of others.

The out-of-home advertising industry may be subject to increased government regulation.

         Our operations may be subject to increased federal, state and local government regulation of the out-of-home advertising business. Currently, our in-store advertising is subject to compliance with the Robinson-Patman Act, which prohibits price discrimination, discriminatory promotional allowances and services between different purchasers of commodities of like grade and quality, the effect of which may be substantially to lessen competition in any line of commerce. In addition, the use of telephone lines to transmit messages to our E*billboards subjects us to regulation by the Federal Communications Commission, as well as laws and regulations affecting the advertising industry in general.

The FCC may attempt to prohibit us from transmitting tobacco or other kind of advertisements to our E*billboards. Moreover, certain state laws restrict advertising of alcoholic beverages on our E*billboards. Additional regulations or changes in the current laws regulating and affecting out-of-home advertising at the federal, state or local level, such as zoning regulations or building code, may have a material adverse effect on us.

RISKS RELATED TO THIS OFFERING

Shares eligible for public sale by existing stockholders after this offering could hurt our stock price.

         Sales of our common stock in the public market after the offering could adversely affect the market price of our common stock. Upon completion of this
offering, we will have outstanding       shares of common stock (excluding (i)
shares of common stock issuable upon the exercise of the underwriters' over-allotment option, (ii) 1,679,060 shares of common stock issuable upon the exercise of options outstanding as of February 23, 2000, of which 42,810 will be immediately exercisable upon consummation of the offering, and (iii) 590,940
shares reserved under our Stock Incentive Plans. Of these shares,      shares
(   shares if the underwriters' over-allotment option is exercised in full) of common stock sold in this offering will be freely tradable without restriction under the Securities Act of 1933, except for any shares purchased by our "affiliates," as that term is defined in the Securities Act. The remaining shares are "restricted securities" within the meaning of Rule 144 adopted under the Securities Act. These shares generally may not be sold unless they are registered under the Securities Act or are sold pursuant to an exemption from registration, such as the exemption provided by Rule 144 under the Securities Act. Approximately 1,391,900 shares of common stock will become eligible for sale in 2001 pursuant to Rule 144, subject to volume and manner of sale restrictions.

         Certain of our stockholders and all of our executive officers and
directors, with the power to dispose of a total of      shares, have agreed not
to offer, sell or otherwise dispose of any shares of common stock for a period of 180 days after the date of this prospectus without the prior written consent of Credit Suisse First Boston on behalf of the underwriters. In addition, we intend to file a registration statement on Form S-8 under the Securities Act to register shares to be issued upon exercise of options outstanding on the date hereof and options granted pursuant to any of our stock option plans.

After the offering, our management and a major shareholder will control our company and their interests may conflict with yours.

         Upon the completion of the offering, our management, including Gerard
P. Joyce, our Chairman and President, and Thomas M. Pugliese, our Vice Chairman, Chief Executive Officer and Secretary, will beneficially own 2,313,658 shares of
our common stock or approximately      % of the voting power of our company. In
addition, a wholly-owned subsidiary of United Technologies Corporation will own
3,025,017 shares of our common stock or      % of the voting power of our
company. If the underwriters exercise their over-allotment in full, our
management will own shares of our common stock representing      % of the
voting power of all the outstanding shares of our common stock, while United
Technologies will represent      % of our total voting power. The investment
considerations that are important to our management or United Technologies may be different from those that are important to our other stockholders.
For example, the time period over which these parties expects to realize the benefit of their investments may differ from that of other shareholders, and their evaluation of possible strategic alliances could be affected by the possible dilutive impact on their voting power.

Provisions in our charter and bylaws may affect the market price of our common stock.

         Our board of directors has the authority to issue up to 500,000 shares of preferred stock and to determine the price, rights, preferences and privileges of those shares without any further vote or action by our stockholders. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of preferred stock. Although we have no present intention to issue shares of preferred stock other than our currently existing series A preferred stock, such issuance could have the effect of delaying, deferring or preventing a change in control and entrenching existing management.

         We are also subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which restricts certain "business combinations" with "interested stockholders" for three years following the date the person becomes an interested stockholder, unless the board of directors approves the business combination. The provisions of Section 203 may encourage companies interested in acquiring us to negotiate in advance with our board of directors since the stockholder approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction which resulted in the stockholder's becoming an interested stockholder. These provisions may also have the effect of deterring hostile takeovers or delaying changes in our control, which could depress the market price of our common stock or could deprive stockholders of opportunities to realize a premium on shares of our common stock held by them. In addition, other provisions of our charter or bylaws, including advance notice for stockholder proposals and director nominations, may have the effect of delaying or preventing changes of control or management, which could adversely affect the market price of our common stock.

There has been no prior public market for our stock.

         Prior to this offering, there was no public market for our common stock. Following this offering, an active trading market for our common stock may fail to develop or be sustained or the market price of the common stock may decline below the initial public offering price. The initial public offering price will be determined by our negotiations with the representatives of the underwriters and will not necessarily be indicative of the market price of the common stock after this offering. From time to time, the stock market experiences significant price and volume volatility, which may affect the market price of the common stock for reasons unrelated to us.

Investors will suffer immediate and substantial dilution.

         The initial public offering price per share is significantly higher than our net tangible book value per share. Accordingly, investors purchasing shares in this offering will suffer immediate and substantial dilution of their investment. See "Dilution."


                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus and the documents included or incorporated by reference in this prospectus may contain forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward looking statements are not statements of historical fact but rather reflect our current expectations, estimates and predictions about future results and events. These statements may use words such as "anticipate," "believe," "estimate," "expect," "intend," "predict," "project" and similar expressions as they relate to us or our management. When we make forward-looking statements, we are basing them on our management's beliefs and assumptions, using information currently available to us. These forward-looking statements are subject to risks, uncertainties and assumptions, including but not limited to, risks, uncertainties and assumptions discussed in this prospectus.

         If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements you read in this prospectus reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. All subsequent written and oral forward-looking statements attributable to us or individuals acting on our behalf are expressly qualified in their entirety by this paragraph. You should specifically consider the factors identified in this prospectus which could cause actual results to differ before making an investment decision.

                                 USE OF PROCEEDS

         The net proceeds from this offering will be approximately $
million, or $         million if the underwriters exercise their over-allotment
option in full, after deducting estimated underwriting discounts and commissions and estimated offering expenses. We intend to use the net proceeds to fund our capital expenditures, which we anticipate to be at least $30 million related to the purchase and installation of our E*billboards, over the next two years. To the extent we are successful at securing more sites than anticipated, our capital expenditures could be significantly larger than anticipated. We also intend to use the net proceeds for working capital and general corporate purposes. Our management will have broad discretion in the application of the net proceeds. Pending use, we intend to invest the net proceeds in interest-bearing, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the U.S.


                                 DIVIDEND POLICY

         We have never declared or paid any dividends on our common stock. We do not anticipate paying any cash dividends in the foreseeable future. We currently intend to retain future earnings, if any, to finance operations and the expansion of our business. Any future determination to pay cash dividends will be at the discretion of the board of directors and will be dependent upon our financial condition, operating results, capital requirements and other factors that the board deems relevant. In addition, under the terms of our indenture, our ability to declare or pay dividends or return capital to our stockholders is limited.

                                 CAPITALIZATION

         The table below shows our capitalization as of December 31, 1999 as follows:

-        on an actual basis;

- on a pro forma basis to reflect the sale of 3,025,017 shares of common stock subsequent to December 31, 1999 to a wholly-owned subsidiary of United Technologies Corporation, the conversion of all series B and C preferred stock and a portion of series A preferred stock into 2,715,699 shares of common stock and the repurchase of $18.1 million aggregate face amount of our senior secured notes; and

-        on a pro forma as adjusted basis to give effect to the sale of the shares of our common stock in this offering at an assumed
         initial public offering price of $        per share and the application
         of the net proceeds from the sale, having deducted underwriting discounts and commissions and estimated offering expenses.

         You should read this table in conjunction with the financial statements and related notes that are included or incorporated by reference in this prospectus. The information shown in this table does not reflect the exercise of all outstanding warrants for an aggregate of 1,442,159 shares of common stock.

                                                                         AT DECEMBER 31, 1999
                                                           -----------------------------------------------
                                                                                               PRO FORMA
                                                              ACTUAL          PRO FORMA        AS ADJUSTED
                                                              ------          ---------        -----------
Cash and cash equivalents ............................     $    403,435      $ 27,476,026      $
                                                           ============      ============      ===========

Long-term debt, including current maturities:
    Senior secured notes .............................       48,112,225        31,447,225
    Other notes ......................................        1,468,373         1,468,373
Mandatory redeemable preferred stock .................       19,396,949                --
Stockholders' equity (deficit):
    preferred stock, $1.00 par value; 20,000 shares
    authorized; 6,000 shares issued and
    outstanding, actual; 3,240 issued and outstanding,
    pro forma and as adjusted ........................        3,000,000         1,620,000
Common stock, $0.01 par value; 20,000,000 shares
    authorized; 2,662,680 shares issued and
    outstanding, actual; 8,403,396  shares issued and
    outstanding, pro forma; shares issued and
    outstanding, as adjusted .........................           26,627            84,034
Additional paid-in capital ...........................        6,574,267        70,213,595
Accumulated deficit ..................................      (68,655,777)      (68,655,777)
                                                           ------------      ------------      -----------
    Total stockholders' equity (deficit) .............      (59,054,883)        3,261,852
                                                           ------------      ------------      -----------
        Total capitalization .........................     $ (9,922,664)     $ 36,177,450      $
                                                           ============      ============      ===========

     We expect there to be         shares of common stock outstanding after this
offering. In addition to the shares of common stock to be outstanding after this offering, we may issue additional shares of common stock.

                                    DILUTION

         Purchasers of common stock offered by this prospectus will suffer an immediate and substantial dilution in net tangible book value per share. Our pro forma net tangible book value as of January 31, 2000 was approximately $
million, or approximately $       per share of common stock. Pro forma net
tangible book value per share represents the amount of tangible assets less total liabilities, divided by the number of shares of common stock outstanding.

         Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of our common stock in this offering and the pro forma net tangible book value per share of our common stock immediately after is offering. After giving effect to our sale of shares of common stock in this offering at an assumed initial public offering price of
$         per share and after deduction of the estimated underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma net tangible book value as of December 31, 1999 would have been approximately
$         million, or $           per share. This represents an immediate
increase in net tangible book value of $           per share of common stock to
existing shareholders and an immediate pro forma dilution of $         per share
to purchasers of common stock in this offering.

Initial public offering price per share ............................
     Pro forma net tangible book value per share before offering ...
     Increase per share attributable to new investors ..............
                                                                      ----------
Pro forma net tangible book value per share after the offering .....
                                                                      ----------
Net tangible book value dilution per share to new investors ........
                                                                      ==========

         The following table sets forth as of January 31, 2000, the total consideration paid and the average price per share paid by our existing stockholders and by new investors, before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us at an
assumed initial public offering price of $      per share.

                                SHARES PURCHASED           TOTAL CONSIDERATION         AVERAGE
                           -------------------------     -----------------------      PRICE PER
                             NUMBER          PERCENT        AMOUNT       PERCENT        SHARE
                           ----------        -------     ------------    -------      ---------
Existing stockholders       9,845,555              %     $ 65,602,567          %        $ 6.66
New investors
                           ----------         -----      ------------     -----         ------
          Total            $                  100.0%     $                100.0%        $
                           ==========         =====      ============     =====         ======

     This table assumes warrants representing 1,411,159 shares were exercised at a price of $0.01 per share and 31,000 warrants, representing 31,000 shares were exercised at a price of $7.143 per share. This table also assumes that no options were exercised after January 31, 2000. As of January 31, 2000, there were outstanding options to purchase a total of 761,810 shares of common stock at a weighted average exercise price of approximately $7.45 per share and 178,190 shares of common stock reserved for issuance under our stock option plans, and warrants to purchase 1,442,159 shares of our common stock. If all of these options had been exercised on January 31, 2000, our net tangible book
value on that date would have been $       million or $        per share, the
increase in net tangible book value per share attributable to new investors
would have been $        per share and the dilution in net tangible book value
to new investors would have been $        per share. To the extent that
outstanding options or warrants are exercised in the future, there may be further dilution to new stockholders.

                        SELECTED HISTORICAL AND PRO FORMA
                       FINANCIAL AND OPERATING INFORMATION

         The following table sets forth our selected historical and pro forma financial and operating information for the periods ended and as of the dates indicated. We derived the selected historical financial and operating information below as of and for each of the fiscal years from our audited financial statements. You should read the following financial information along with the information contained throughout this prospectus, including "Management's Discussion and Analysis of Financial Position and Results of Operations" and the financial statements and related notes that are included in this prospectus. The pro forma adjustments to the information for the year ended, and as of, December 31, 1999 are for the sale of 3,025,017 shares of our common stock for consideration of $30 million to a wholly owned subsidiary of United Technologies Corporation, the issuance of 2,715,699 shares of common stock upon the conversion of preferred stock and the purchase of $18.1 million aggregate face amount of our 12% senior secured PIK notes after that date. Statement of operations and other data pro forma amounts are as if the transactions occurred on January 1, 1999 and balance sheet data pro forma amounts are as if the transactions occurred on December 31, 1999.

                                                                         Historical                                   Pro Forma
                                                               Fiscal Year Ended December 31,                     Fiscal Year Ended
                                           1995            1996           1997          1998           1999       December 31, 1999
                                        -----------    -----------    -----------   ------------   ------------   -----------------
                                                 (in dollars except share, per share and operating data)
STATEMENT OF OPERATIONS:
  Net revenues .....................    $        --    $ 3,177,967    $ 1,827,121   $  2,589,690   $  5,501,269      $  5,501,269


  Operating expenses:
  Network operating expenses .......             --        362,889      2,256,387      4,140,918      6,936,130         6,936,130
  Cost of network equipment
         sales(1) ..................             --      2,213,772         60,893          9,996          1,526             1,526
  Selling expenses .................             --             --      1,757,523      6,062,770      8,980,846         8,980,846
  General and administrative
         expenses(2) ...............      1,002,889      1,355,591      1,850,775      3,643,005      5,448,175         5,448,175
  Corporate overhead(3) ............        908,564        940,175      1,408,366      2,093,299      3,618,305         3,618,305
  Depreciation and amortization(4)..        191,767        211,368        713,892      1,371,959      2,764,005         2,764,005
                                        -----------    -----------    -----------   ------------   ------------      ------------

    Total operating expenses .......      2,103,220      5,083,795      8,047,836     17,321,947     27,748,987        27,748,987
                                        -----------    -----------    -----------   ------------   ------------      ------------

  Operating loss ...................     (2,103,220)    (1,905,828)    (6,220,715)   (14,732,257)   (22,247,718)      (22,247,718)
  Interest expense, net ............        231,356        149,676        167,769      4,930,720      7,680,354         5,085,460
  Other expense(5) .................             --             --             --             --         67,175            67,175
                                        -----------    -----------    -----------   ------------   ------------      ------------
  Net loss before preferred
    stock dividends ................     (2,334,576)    (2,055,504)    (6,388,484)   (19,662,977)   (29,995,247)      (27,400,353)

  Preferred stock dividends ........        247,500        540,802      1,630,836      2,515,590      2,871,619           133,650
                                        -----------    -----------    -----------   ------------   ------------      ------------

  Net loss .........................    $(2,582,076)   $(2,596,306)   $(8,019,320)  $(22,178,567)  $(32,866,866)     $(27,534,003)
                                        ===========    ============   ===========   ============   ============      ============
  Earnings (loss) per share:
  Basic and diluted(6) .............    $     (1.12)   $     (1.02)   $     (3.01)  $      (8.33)  $     (12.34)     $      (3.28)
  Weighted average common shares
  Outstanding:
  Basic and diluted(6) .............      2,305,210      2,555,380      2,662,680      2,662,680      2,662,680         8,403,396


OTHER DATA:
  Billboard Cash Flows(7) ........               --       (754,285)    (4,098,457)   (11,266,999)   (15,865,408)     (15,865,408)
  EBITDA(7) ......................       (1,911,453)    (1,694,460)    (5,506,823)   (13,360,298)   (19,483,713)     (19,483,713)
  Capital expenditures ...........           91,756      2,140,886      1,278,775      7,899,479      5,733,059        5,733,059
  Number of markets(8) ...........               --              9              9             17             17               17
  Number of sites ................               --          1,139          1,769          3,630          5,031            5,031
  Weekly audience(9)                                                                                 39,679,497       39,679,497
  Cash flows from:
    Operating activities .........      $(1,656,473)   $(1,451,580)   $(4,652,255)  $(10,491,372)  $(18,416,882)    $(18,416,882)

    Investing activities .........          (91,303)    (2,142,999)    (1,388,291)    (7,832,727)    (5,868,456)      (5,868,456)
      Financing activities .......        1,985,885      7,023,097      5,008,493     40,245,170        (21,440)      26,845,346

BALANCE SHEET DATA (at period end):
  Cash and cash equivalents ......                                                    24,710,213        403,435       27,476,026
  Total assets ...................                                                    38,453,371     17,715,969       44,124,560
  Total long-term debt (including
    current maturities) ..........                                                    42,136,586     49,580,598       32,915,598(10)
  Mandatory redeemable preferred
    Stock ........................                                                    16,772,830     19,396,949               --
  Total shareholders' equity
    (deficit) ....................                                                   (26,391,499)   (59,054,883)       3,261,852

------------
(1) Includes the costs of hardware and the costs to install the equipment sold to third-parties. Prior to 1997 these sales were a part of our business of selling E*billboards to local media companies with which we had license and network operating agreements. In 1997, we reacquired all the equipment and terminated these agreements with local media companies. After 1997, we sold small amounts of equipment to various purchasers. In the future we do not expect equipment sales to be significant.

(2) Includes rent and compensation and related benefits for personnel involved in corporate development, field operations, network operations, marketing, creative services, management information systems and accounting.

(3) Includes compensation and related benefits for senior management and administrative personnel, legal, accounting and other professional fees, travel, insurance and telecommunications.

(4) Includes $543,000, $1.1 million and $2.2 million of depreciation and amortization of capital costs associated with the installation of E*billboards for 1997, 1998 and 1999, respectively. The remainder represents depreciation and amortization on other assets. There was no depreciation on E*billboards before 1997.

(5) Represents the loss on our investment in Net Generation Network International, LLC, which was formed for the purpose of researching the development of markets for E*billboards in several countries outside of the U.S. We own 50% of NGN International and one of our directors controls the remaining 50%.

(6) Excludes the effect of all outstanding warrants for an aggregate of 1,411,159 and 31,000 shares of common stock exercisable immediately at per share prices of $.01 and $7.143, respectively.

(7) Billboard cash flow consists of operating loss before depreciation, amortization, and corporate overhead. EBITDA consists of operating loss before depreciation and amortization. Although billboard cash flow and EBITDA are not measures of performance or liquidity calculated in accordance with generally accepted accounting principles, we believe that these measures are useful to any investor in evaluating the company because these measures are widely used in the out-of-home advertising industry as a measure of a company's performance. Nevertheless, billboard cash flow and EBITDA should not be considered in isolation from or as a substitute for net income or loss, cash flows from operations and other statement of operations or statement of cash flows prepared in accordance with generally accepted accounting principles, or as a measure of profitability or liquidity. Moreover, because billboard cash flow and EBITDA are not measures calculated in accordance with generally accepted accounting principles, these performance measures are not necessarily comparable to similarly titled measures employed by other companies. Billboard cash flow for 1995 is not presented because we did not generate any advertising revenues that year. Billboard cash flow for

         1996 and 1997 is not directly comparable with billboard cash flows presented for 1998 and 1999 because some of our revenues in 1996 and 1997 were from network equipment sales and network operating fees and royalties.

(8) Excludes developmental markets in which there are 10 or less E*billboard sites.

(9) Equals the number of sites multiplied by 7,887, which is the average weekly traffic per site as estimated by Audits & Surveys.

(10) Based upon the actual amount of senior secured notes repurchased on February 25, 2000, the date of the transaction. The pro forma adjustment includes accrued interest and additional senior secured notes issued as an interest payment after December 31, 1999.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS


GENERAL

         We are the leader in the emerging digital out-of-home media industry. We are currently implementing a rapid build-out of the world's largest network of digital video advertising displays, which we call E*billboards. Since our inception, we have developed our proprietary technology platform to deliver digital advertising and other media across our growing network of E*billboards in the U.S.

         We have organized our network rollout strategy on a market by market basis, concentrating on major U.S. advertising markets. As of December 31, 1999, we have installed E*billboards at 5,031 sites and we have secured long-term site rights covering approximately 5,000 additional sites that are pending installation. The historic build-out of our network is illustrated in the following table.

                           INSTALLED E*BILLBOARD SITES


DMA                           MARCH 31,    JUNE 30,  SEPT. 30,   DEC. 31,   MARCH 31,   JUNE 30,  SEPT. 30,  DEC 31,
RANK      MARKET(1)             1998         1998      1998       1998        1999        1999      1999      1999
----      ----------------    ---------    --------  ---------   --------   ---------   --------  ---------  -------
1         New York                 -         241        340        447         633         882     1,102     1,317
2         Los Angeles              -         407        490        490         490         500       515       578
3         Chicago                  -           -          -         71         120         130       142       172
4         Philadelphia             -           -        244        247         269         286       291       307
5         San Francisco            -           -        191        197         198         202       215       245
6         Boston                  21          21        154        179         177         189       217       241
7         Dallas                 226         228        257        263         280         281       279       306
8         Washington DC          505         506        509        510         507         509       517       519
14        Tampa                  135         139        140        141         150         158       159       165
16        Miami                   86          86         86         86          91          88        98       117
20        Sacramento               -           -         58         62          62          62        63        64
22        Orlando                238         239        243        243         248         251       257       257
24        Baltimore              204         205        204        202         203         204       204       204
26        San Diego                -           -        113        133         134         140       141       157
40        Norfolk                237         236        236        238         241         240       240       237
44        West Palm Beach         63          63         63         63          64          65        65        67
83        Ft. Myers               45          45         46         46          51          51        52        54
          Developmental
          Markets(2)              11          12         12         12          16          16        18        24
                               -----       -----      -----      -----       -----       -----     -----     -----
          TOTAL SITES          1,771       2,428      3,386      3,630       3,934       4,254     4,575     5,031
                               =====       =====      =====      =====       =====       =====     =====     =====

             (1) In contiguous markets, such as Washington, D.C. and Baltimore, San Francisco and Sacramento, Miami and West Palm Beach and Tampa and Ft. Myers, we have a single sales office that supports both markets.

             (2) Developmental markets consist of markets in which we have installed 10 or less E*billboards.

         Our current geographic expansion is primarily focused on the ten largest U.S. markets, with the intention of having a significant presence in the 25 largest U.S. markets by 2002.

         We generate revenues principally through the sale of advertising on our network. E*billboards present repeating sequences, or loops, of advertising and programming. As currently configured, the loops consist of twelve ten-second advertising slots and six to eight six-second programming slots, which currently provide our network with more than 60,000 advertising slots available for sale on a daily basis. We charge a fixed daily rate for advertising slots which, during 1999, averaged approximately $4.00. Advertising rates are based upon the availability of space on the network for the desired location, the size and demographic makeup of the market served by the E*billboards and the availability of alternative advertising media in the area. Most advertising contracts are short-term, typically for periods of one to three months, and are with local and regional advertisers. As the number and geographic diversity of our sites increases, we believe we will be able to attract more national advertisers to our network, thereby increasing the contribution of national advertising revenue to our total advertising revenue in the future.

         We recognize advertising revenues at the time the advertisement appears on our network. We bill advertisers monthly for contracts that exceed one month in length, and on the first day of the month during which the advertisement appears on our network for contracts for shorter periods. When advertising agencies are involved, they deduct a commission, which typically is 15% of gross revenue, and remit only the net amount to us.

     Prior to and during 1997, we sold E*billboards in selected markets to local media companies with which we had agreements and they independently obtained advertising clients in their local and regional areas. In addition to receiving revenues on equipment sales to these companies, we also received royalties on advertising sales and network operating fees. In 1997, we reacquired the equipment and terminated these agreements with the local media companies. Network equipment and operating revenues were not significant during 1998 and 1999, and we do not expect them to be significant in the future.

         Installation costs for a new site include the cost of acquiring hardware and the cost to install the equipment, which are capitalized and depreciated over five years. The fully installed average per site cost for a typical site with a single E*billboard is approximately $2,500. At some sites, more than one E*billboard is installed; at those sites, we may receive higher advertising rates.

         Network operating expenses are costs associated with the daily operation, maintenance and depreciation of E*billboards, as well as the site agreement fees paid to site owners. Most network operating expenses generally increase proportionally with the number of installed sites. On a site by site basis, telecommunication and maintenance costs remain relatively fixed, averaging approximately $55 to $65 per month. Accordingly, we expect that these telecommunication and maintenance expenses as a percentage of advertising revenues will decrease as our advertising revenues increase. In addition, site agreements generally provide the site operator with a percentage of the advertising revenues (typically 10% per site) derived from the E*billboards at the particular site. Some site agreements provide for a minimum annual site fee. Based on the number of E*billboards installed on December 31, 1999, we are committed to minimum site agreement fees of approximately $3.3 million annually through 2003. We incur network operating expenses in connection with the E*billboards prior to generating revenues from the sites.

         Selling expenses include all costs associated with operating our sales offices. The majority of these expenses are related to compensation and related benefits for sales personnel. We pay our sales personnel fixed salaries and sales commissions. During 1998 and 1999, the commission portion of the compensation was 10.7% and 13.2% of net revenues, respectively.

         General and administrative expenses include rent for our headquarters and compensation and related benefits for personnel involved in corporate development, field operations, network operations, marketing, creative services, management information systems and accounting.

         Corporate overhead includes compensation and related benefits for senior management and administrative personnel, legal, accounting and other professional fees, travel, insurance and telecommunications.

         Costs of acquiring hardware and installing it in new sites are capitalized and depreciated over five years. Other equipment and furnishings are depreciated over their lives of three to seven years. Leasehold improvements are amortized over the terms of the respective leases.

         Consistent with our expansion strategy, we formed an alliance with Otis in January 2000. The agreement provides that Otis has the exclusive rights to place E*billboards in elevators, escalators, walkways and shuttles throughout the world. Currently, Otis has agreements to maintain more than 1.2 million elevators in such buildings. Otis is responsible for the negotiation of site agreements and the installation and maintenance of E*billboards. We are not responsible for any capital expenditures related to the installation of E*billboards at any of these sites because Otis may either sell the equipment to the site owner or may fund those expenditures. As consideration, Otis receives a percentage of the advertising revenues that we derive from each E*billboard on a site by site basis, a portion of which Otis may remit to the relevant site operator. The agreement also provides Otis with incentive payments upon the obtainment of certain installation goals. We are responsible for on-going network operations, including advertising sales and content generation. Typically, we intend to place an E*billboard in every elevator at each site and as a result, we expect to charge a higher advertising rate per site than we currently receive for a typical site with only one E*billboard.

RESULTS OF OPERATIONS

Year Ended December 31, 1999 compared to Year Ended December 31, 1998

         Net Revenues. Net revenues increased to approximately $5.5 million for the fiscal year ended December 31, 1999, from approximately $2.6 million for the fiscal year ended December 31, 1998, or 112.4%. The increase was attributable to an increase in the average number of sites operating during the year (4,285 in 1999 compared to 2,598 in 1998), an increase in the average daily advertising rate and increased occupancy levels of advertising slots sold.

         Network Operating Expenses. Network operating expenses increased to approximately $6.9 million for the fiscal year ended December 31, 1999, from approximately $4.1 million for the fiscal year ended December 31, 1998, or 67.5%. The increase was due primarily to the increase in the average number of installed E*billboard sites, which increased 65.0% from 1998 to 1999. Major components of network operating expenses for the respective periods are:

                                            Year Ended December 31,
                                            -----------------------
                                        1998                      1999
                                        ----                      ----
Site agreement expense               $2,088,000              $3,465,000
Telecommunications expense            1,570,000               2,425,000
Maintenance expense                     483,000               1,047,000

         Selling Expenses. Selling expenses increased to approximately $9.0 million for the fiscal year ended December 31, 1999, from approximately $6.1 million for the fiscal year ended December 31, 1998, or 48.1%. The increase resulted primarily from the addition of sales office staff (average 1999 headcount of 86 compared to 1998 average of 61), increased commissions due to increased sales and costs associated with opening additional regional sales offices during the second half of 1998 to support the increase in E*billboard site installations as noted above.

         General and Administrative Expenses. General and administrative expenses increased to approximately $5.4 million for the fiscal year ended December 31, 1999, from approximately $3.6 million for the fiscal year ended December 31, 1998, or 49.6%. The increase was primarily attributable to employee compensation and related costs, the largest component of general and administrative expense, which increased to $5.1 million in 1999 compared to $3.1 million in 1998. The increases were due to the additional administrative staff in computer operations and graphic creation to support the sales offices and larger installed network and increased corporate development staff to assist in securing additional venues and increased rent associated with the relocation of our headquarters ($541,000 in 1999 compared to $220,000 in 1998). Research and development costs decreased to $233,000 in 1999 compared to $430,000 in 1998. The decrease in research and development costs was due to the substantial completion of our network technology platform during 1999. We capitalized $139,000 of software costs developed or obtained for internal use during 1999. Prior to 1999, these costs were expensed.

         Billboard Cash Flow. Billboard cash flow was $(15.9) million for the fiscal year ended December 31, 1999 and $(11.3) million for the fiscal year ended December 31, 1998 as a result of the above factors.

         Corporate Overhead. Corporate overhead increased to approximately $3.6 million for the fiscal year ended December 31, 1999, from approximately $2.1 million for the fiscal year ended December 31, 1998, or 72.9%. This increase was primarily due to increased legal, accounting, and other professional fees ($782,000 in 1999 compared to $329,000 in 1998) , increased compensation and related benefits ($1.7 million in 1999 compared to $922,000 in 1998) and increased travel expenses ($494,000 in 1999 compared to $220,000 in 1998).

         EBITDA. EBITDA was $(19.5) million for the fiscal year ended December 31, 1999 and $(13.4) million for the fiscal year ended December 31, 1998 as a result of the above factors.

         Depreciation and Amortization. Depreciation and amortization increased to approximately $2.8 million for the fiscal year ended December 31, 1999, from approximately $1.4 million for the fiscal year ended December 31, 1998, or 101.5%. Depreciation expense relating to our E*billboard equipment was $2.2 million in 1999 compared to $1.1 million in 1998.

         Operating Loss. As a result of the above factors, operating loss increased to approximately $22.2 million for the fiscal year ended December 31, 1999, from approximately $14.7 million for the fiscal year ended December 31, 1998, or 51.0%.

         Net Interest Expense. Net interest expense increased to approximately $7.7 million for the fiscal year ended December 31, 1999, from approximately $4.9 million for the fiscal year ended December 31, 1998, or 55.8%. The increase was primarily attributable to a full year of interest on our 12% senior secured PIK notes as well as the increased principal amount.

         Net Loss. As a result of the above factors, the net loss increased to approximately $32.9 million for the fiscal year ended December 31, 1999, from approximately $22.2 million for the fiscal year ended December 31, 1998, or 48.2%.

Year Ended December 31, 1998 compared to Year Ended December 31,1997

         Net Revenues. Net revenues increased to approximately $2.6 million for the fiscal year ended December 31, 1998, from approximately $1.8 million for the fiscal year ended December 31, 1997, or 41.7%. The increase was attributable to the shift in our business from owner-operator network operating fees to sales of advertising on our own E*billboards and the opening of local sales offices. Three offices were opened in former owner-operator markets during the first quarter of 1998 and five new offices were opened in the remainder of 1998. Advertising revenues from newly opened markets were minimal since efforts were concentrated on staff hiring and training.

         Network Operating Expenses. Network operating expenses increased to approximately $4.1 million for the fiscal year ended December 31, 1998, from approximately $2.3 million for the fiscal year ended December 31, 1997, or 83.5%. The increase was due primarily to the increase in the average number of sites, which increased 64.6% from 1997 to 1998. Major components of network operating expenses for the respective periods are:

                                         Year Ended December 31,
                                         -----------------------
                                        1997                  1998
                                        ----                  ----
Site agreement expense               $1,120,000            $2,088,000
Telecommunications expense              888,000             1,570,000
Maintenance expense                     248,000               483,000

         The increase in site agreement expense was due to the repurchase of equipment in former owner-operator markets in August 1997, and also due to the installation of additional E*billboards. Site agreement expense was recorded net of reimbursement from owner-operators so our expense increased when the owner-operators forfeited their territorial rights.

         Selling Expenses. Selling expenses increased to approximately $6.1 million for the fiscal year ended December 31, 1998, from approximately $1.8 million for the fiscal year ended December 31, 1997, or 245.0%. The increase resulted primarily from the addition of sales office staff (average 1998 headcount of 61 compared to 1997 average headcount of 17), increased commissions due to increased sales and costs associated with opening additional regional sales offices during the second half of 1998 to support the increase in site installations as noted above.

         General and Administrative Expenses. General and administrative expenses increased to approximately $3.6 million for the fiscal year ended December 31, 1998, from approximately $1.9 million for the fiscal year ended December 31, 1997, or 96.8%. The increase was primarily attributable to employee compensation and related costs, the largest component of general and administrative expense, increased to $3.1 million in 1998 compared to $1.8 million in 1997. The increases were due to additional administrative staff in computer operations and graphic creation to support the sales offices and our larger installed network and increased corporate development staff to assist in securing additional venues. Research and development costs increased to $430,000 in 1998 compared to $363,000 in 1997.

         Billboard Cash Flow. Billboard cash flow was $(11.3) million for the fiscal year ended December 31, 1998 and $(4.1) million for the fiscal year ended December 31, 1997 as a result of the above factors.

         Corporate Overhead. Corporate overhead increased to approximately $2.1 million for the fiscal year ended December 31, 1998, from approximately $1.4 million for the fiscal year ended December 31, 1997, or 48.6%. This increase was primarily due to increased legal, accounting, and other professional fees ($329,000 in 1998 compared to $177,000 in 1997), increased compensation and related benefits ($922,000 in 1998 compared to $674,000 in 1997) and increased travel expenses ($220,000 in 1998 compared to $160,000 in 1997).

         EBITDA. EBITDA was $(13.4) million for the fiscal year ended December 31, 1998 and $(5.5) million for the fiscal year ended December 31, 1997 as a result of the above factors.

         Depreciation and Amortization. Depreciation and amortization increased to approximately $1.4 million for the fiscal year ended December 31, 1998, from approximately $714,000 for the fiscal year ended December 31, 1997, or 92.2%. Depreciation expense relating to our E*billboard equipment was $1.1 million in 1998 compared to $543,000 in 1997.

         Operating Loss. As a result of the above factors, operating loss increased to approximately $14.7 million for the fiscal year ended December 31, 1998, from approximately $6.2 million for the fiscal year ended December 31, 1997, or 136.8%.

         Net Interest Expense. Net interest expense increased to approximately $4.9 million for the fiscal year ended December 31, 1998, from $168,000 for the fiscal year ended December 31, 1997, or 2,839%. The increase was due to the issuance of $45 million of senior secured notes in February 1998. Interest income increased to $1.6 million in 1998 compared to $113,000 in 1997. The increase was due to investing the unused proceeds from the issuance of the notes.

         Net Loss. As a result of the above factors, the net loss increased to approximately $22.2 million for the fiscal year ended December 31, 1998, from approximately $8.0 million for the fiscal year ended December 31, 1997, or 176.6%. We expect to incur additional costs to install additional E*billboards and for operating costs to expand our network. As we continue to build-out our network, we expect to operate at a loss for the foreseeable future.

LIQUIDITY AND CAPITAL RESOURCES

         Through December 31, 1999, our primary source of liquidity has been proceeds from the sale of equity and debt securities.

         As of December 31, 1999, total cash and cash equivalents were $403,000 compared to $24.7 million as of December 31, 1998. The decrease in cash was a result of $18.4 million of cash used in operating activities (due to the loss from operations) and $5.9 million of cash used in investing activities (primarily for capital expenditures related to the expansion of our network). We expect that increasing sales volume will require the use of additional cash. In January 2000, a subsidiary of United Technologies Corporation, the parent company of Otis, invested approximately $30 million in cash in us and increased our cash balance to $27.1 million as of January 31, 2000.

         Interest on the senior secured notes is payable either in cash or additional senior secured notes, at our option, through August 1, 2000. On February 25, 2000, we purchased $18.1 million aggregate face amount of senior secured notes from a noteholder for $2.9 million, leaving an aggregate face amount of senior secured notes outstanding of $38.4 million. We expect to pay interest through August 1, 2000, by issuing additional senior secured notes. Thereafter, our semi-annual cash interest requirements will be $2.4 million until the notes mature on February 1, 2003.

         Our primary uses of cash are capital expenditures for E*billboards and for our working capital requirements. We anticipate capital expenditures of at least $30 million related to the purchase and installation of our E*billboards over the next two years. To the extent we are successful at securing more sites than anticipated, our capital expenditures and working capital requirements could be significantly larger than anticipated. Our cash flow is dependent on our ability to increase advertising revenues and is subject to financial, economic and other factors, some of which are beyond our control. If we are unable to increase revenues as anticipated or operating expenses are higher than anticipated, we may need to raise additional capital to satisfy our obligations. We cannot assure you that the additional funds will be available, or if available, will be available on terms acceptable to us.

SEASONALITY

         Our business is in a growth phase as we continue to expand our footprint. Consequently, we have not experienced any material seasonal factors which have affected our advertising revenues to date. We do expect, however, that seasonal revenue fluctuations caused by variations in advertising expenditures by local, regional and national advertisers, may effect our revenues in the future as we achieve a larger installed base of E*billboard sites.

MARKET RISK AND IMPACT OF INFLATION

         We do not believe we have any significant risk related to interest rate fluctuations since we have only fixed rate debt. We believe that inflation has not had a material impact on our results of operations for each of our fiscal years in the three-year period ended December 31, 1999. We cannot assure you that future inflation will not have an adverse impact on our operating results and financial condition.

YEAR 2000 COMPLIANCE

         The Year 2000 issue is the result of computer systems and programs using two digits rather than four to identify a given year. As a result, computer systems or programs that are not Year 2000 compliant may not be able to distinguish whether "00" means 1900 or 2000, which could result in a variety of failures and other errors. Our business is dependent on the Year 2000 compliance of our own computer systems and software including the software that we supply to our customers, as well as that of third parties, such as major content providers, and the infrastructure that supports the Internet.

         In preparation for the Year 2000, we tested our software and hardware and performed minor remedial work on our software to ensure Year 2000 compliance. Because we are a relatively new business, the majority of our own hardware and software has been acquired or developed within the last two years, during which time there was a high awareness of Year 2000 issues.

         To date, we have not experienced any material difficulties associated with the Year 2000 issue. To our knowledge, no third party upon which we depend has experienced a material Year 2000 problem. However, it is still possible that errors or defects may remain undetected, or that dates other than January 1, such as February 29, 2000, may trigger Year 2000 problems. If this occurs with respect to our software or computer systems, or those of third parties on which we rely, our reputation, business, operating results and financial condition could suffer.

         As of December 31, 1999, we estimate that we incurred and expensed approximately $30,000 on matters related to addressing Year 2000 issues. We estimate further Year 2000 expenses to be no more than $10,000 during the fiscal year 2000.

                                    BUSINESS

GENERAL

         We are the leader in the emerging digital out-of-home advertising industry. We are currently implementing a rapid build-out of the world's largest network of digital video advertising displays, which we call E*billboards. E*billboards are high resolution digital monitors, located in high traffic, frequently-visited places, that offer sequences of advertising and up-to-date programming such as news, weather, financial data, sports, trivia and community service announcements. All of our E*billboards are connected to a central hub in Minneapolis which enables us to manage and transmit our advertising and programming on a continuous basis. As of December 31, 1999, we have installed E*billboards in 5,031 sites and secured long-term site rights for an additional 5,000 sites that are pending installation. Our E*billboards are currently seen by an audience of more than 39 million people each week in 17 major U.S. markets, including eight of the ten largest markets in the country.

         Our strategy is to increase our leadership position by continuing to amass a significant E*billboard footprint both nationally and internationally. We intend to accomplish this by targeting major operators who control multiple sites in high traffic venues such as elevators, fast food restaurants, transit hubs, movie theatres, pharmacies, gas stations, ATM kiosks, convenience stores and lobby shops where customers wait in line. We have established agreements with site operators such as 7-Eleven, Inc. (5,327 sites), Cumberland Farms (934 sites) and the New Jersey Transit Authority (203 sites). Consistent with our global expansion strategy, in January 2000, we formed an alliance with Otis Elevator Company. Currently, Otis has agreements to maintain more than 1.2 million elevators worldwide. Initially, Otis will focus its E*billboard marketing efforts on the largest media markets such as London, New York, Paris and Sydney. As we expand our network of E*billboards, we believe that we will increase our ability to attract a broad range of advertisers.

         We were founded to capitalize on the dramatic impact digital technology is expected to have on the out-of-home advertising industry. To date, we have raised more than $96 million, including a $30 million equity investment made by a subsidiary of Otis' parent, United Technologies Corporation, in January 2000. We have used the proceeds of these financings to develop our proprietary technology delivery platform, establish our sales and marketing organization and begin installation of our network of E*billboards.

 INDUSTRY OVERVIEW

         The advertising industry is large and growing. Approximately $400 billion was spent on worldwide advertising in 1998, including nearly $200 billion in the U.S. alone. The out-of-home industry is defined as radio broadcasting, billboard advertising, transit advertising, stadium signage, wallscapes on urban buildings, and other forms of advertising that primarily reach consumers when they are out of their homes. The out-of-home advertising industry generated revenues of more than $19 billion in 1998. The outdoor advertising industry is comprised of several large outdoor advertising and media companies with operations in multiple markets, as well as many smaller and local companies operating a limited number of structures in local markets. The Outdoor Advertising Association of America estimated that, as of 1998, there were approximately 396,000 traditional outdoor advertising billboards in the U.S.

         Outdoor media has a number of strengths as an advertising medium, including its ability to reach large audiences with repetitive impact at a relatively low cost as compared to other media, including television, radio, newspapers, magazines and direct mail marketing. However, traditional outdoor advertising has a number of limitations, including minimal targetibility, high cost of production, long lead times, inflexibility and significant zoning restrictions.

         In recent years, the advertising industry has undergone significant transformations. Digital technology is ushering in an era of dramatic change by providing advertisers with new forums and formats by which they can connect with and impact their target audience. Industry analysts believe that the relative importance of traditional advertising media will diminish as advertisers look for more creative solutions in response to new technologies. In addition, digital technology addresses many of the problems faced by traditional in-home and out-of-home advertising formats such as high production and labor costs, long lead times, restrictions on location and difficulty in updating stale information.

OUR MARKET OPPORTUNITY

         Through our network, we have created a new advertising distribution channel that allows advertisers to more effectively target their audience in an out-of-home environment. By providing advertisers with a new forum and format to reach their targeted audiences, we intend to capture an increasing share of the total advertising market. We believe our network is appealing to both traditional in-home and out-of-home advertisers who today employ a range of advertising formats including television, radio, newspaper and traditional outdoor. We believe that we will be able to attract national, regional and local advertisers to our digital network because of the unique benefits we are able to offer them.

         Ability to precisely target audiences. Our network offers advertisers the ability to target specific demographics on a site by site basis. We place our E*billboards in high traffic venues, including fast food restaurants, transit hubs, lobby shops, gas stations and convenience stores. Unlike traditional billboards, we are not constrained by real estate zoning or other site restrictions. As a result, we are able to target hard to reach upscale demographic sites which are highly appealing to advertisers. E*billboards are individually addressable and programmable and are profiled based on specific characteristics of their audience, including age, gender, race and income. This allows us to appeal to both local advertisers targeting a small geographic area within a major city, as well as national advertisers targeting a wide range of demographic groups.

         High impact appeal. Our network allows advertisers to reach audiences in new and more appealing out-of-home environments. The effectiveness of E*billboards is enhanced by positioning them in prominent locations where people are waiting or standing in line and by offering relevant and interesting programming. Programming is specifically developed for each market or region in which we have a presence, providing local relevancy and appeal to viewers. In addition, our technology allows us to deliver high resolution, full video advertisements and programming content. As a result, E*billboards have demonstrated a high level of impact and recall rates with little or no competition from other media.

         Speed and flexibility. Our technology and operating platform have the ability to support a global network for selling, creating, distributing and tracking digital advertisements and content. Through our network, advertisers can quickly purchase, create, place or change advertisements down the block or across the country. Whereas traditional outdoor advertising takes days or weeks to update, our technology reduces the lead times for advertising and programming changes to hours or minutes. Our clients are, therefore, able to modify their daily advertising to target specific parts of the day and feed in advertising updates at any time, which provides them with the ability to enhance the timeliness of their message with little incremental cost.

         Low cost. Based on traffic counts at our installed base of E*billboard sites, the present cost to our advertisers of approximately $3.50 per thousand impressions is substantially less than television, radio and print advertising which generally range from $7 to $20. Although our network is marginally more expensive, on a cost per thousand impressions basis, than most forms of outdoor advertising, E*billboards have no physical production requirements. Therefore, advertisers can put more of their advertising budget into acquiring additional advertising space rather than into the relatively high production charges associated with traditional outdoor advertisements. In addition, the speed and flexibility with which E*billboard advertisers can adjust their advertising format and program, at little or no incremental cost, provides significant advantages over traditional advertising media.

         We believe the strength of our network and its appeal to advertisers will increase as we expand our U.S. and global footprint. Our strategy is to rapidly expand the scale and breadth of our network. In addition to installing E*billboards throughout our current backlog of 5,000 secured but uninstalled sites, we will continue to broaden our presence in the U.S. by securing and installing additional sites in multiple locations and types of venues in order to increase the likelihood that viewers will encounter E*billboards several times each day. In this fashion, we intend to position our product as a common feature within the daily lives of our audiences and provide our advertisers the ability to target their audience on the basis of demographics, such as age, ethnicity, gender and income, as well as geography.

THE NETWORK

         Operations. Our E*billboards are installed in over 5,000 high traffic locations throughout the U.S. In each location, E*billboards present repeating sequences, or loops, of advertising and programming. As currently configured, the loops consist of twelve, ten-second advertising slots and six to eight, six-second programming slots. Programming slots include information such as local weather, sports, trivia, news headlines and financial information, as well as NGN-sponsored promotional content. For example, a Baltimore, Maryland 7-Eleven customer waiting in line may view the three-day Baltimore forecast, the Baltimore Orioles' baseball score and local news headlines interspersed with advertisements for Haagen-Dazs ice cream, a Chrysler dealership and a local dentist, among other messages. Our technology allows us to deliver high resolution, full motion video ads and editorial content with animation effects intended to capture audience attention while they are waiting or standing in line.

         We manage our E*billboards network using proprietary software that we developed expressly for an out-of-home advertising application. Our software technology incorporates Internet-enabled systems for selling, creating, distributing and tracking digital advertisements and content. From our central hub facility, we create programming and advertising that is transmitted to E*billboard sites in multiple locations. Because each E*billboard is individually addressable and profiled based on the demographic characteristics of its audience, advertisers can select a customized package of E*billboard locations that match their demographic objectives. Our digital network and central operating capability also allows our clients to feed in advertising updates at any time which provides them with flexibility to enhance the timeliness of their message, promote daily events and adjust formats with little incremental cost. The lead time for updating advertisements on E*billboards is faster than any traditional out-of-home media advertising format.

         Assembly, Installation and Maintenance. The E*billboard installation process is relatively quick and simple and typically requires no investment by site operators. We have a contractual arrangement with an independent contractor for the nationwide installation and maintenance of most of our E*billboards. The independent contractor has a network of offices throughout the U.S. and has been able to adequately satisfy all of our installation and maintenance needs to date. Under our agreement with the independent contractor, we pay a fee for each installation and a fixed monthly maintenance fee based on the number of existing E*billboard installations. The independent contractor maintains an inventory of spare parts for E*billboards at local warehouses within the vicinity of E*billboard sites.

         Network Infrastructure. Our network is built around the Internet protocol TCP/IP, allowing us to use various transmission methods. Currently, we use standard telephone lines to transmit our digital advertising and programming content. However, we have the ability to use Internet, satellite or wireless transmission solutions. In addition, we use a client server architecture, which Microsoft awarded the First Place Prize in the Comdex 1999 Windows World Open Competition. Our discrete server banks provide some redundancy protection in the case of system failures. We also have a diesel-powered generator as a backup power source at our central hub. Furthermore, we have implemented encryption, anti-virus and hub lock-out software to provide network security.

MARKET PORTFOLIO

         As of December 31, 1999, we operated our E*billboards in 17 major markets as follows:

DMA                                 MARKET           NO. OF        ESTIMATED
RANK        MARKET(1)             POPULATION         SITES       WEEKLY VIEWERS
----        ---------             ----------         -----       --------------
 1          New York              14,643,600         1,317        10,400,000
 2          Los Angeles           11,522,935           578         4,600,000
 3          Chicago                6,543,815           172         1,400,000
 4          Philadelphia           5,511,985           307         2,400,000
 5          San Francisco          4,952,195           245         1,900,000
 6          Boston                 4,529,755           241         1,900,000
 7          Dallas                 3,818,990           306         2,400,000
 8          Washington, DC         4,012,095           519         4,000,000
 14         Tampa                  2,804,345           165         1,300,000
 16         Miami                  2,888,755           117           900,000
 20         Sacramento             2,508,585            64           500,000
 22         Orlando                2,107,275           257         2,000,000
 24         Baltimore              2,034,360           204         1,600,000
 26         San Diego              2,081,930           157         1,200,000
 40         Norfolk                1,308,230           237         1,900,000
 44         West Palm Beach        1,175,090            67           500,000
 81         Ft. Myers                746,188            54           400,000
            Developmental                               24
            Markets(2)
                                  ----------         -----        ----------
            TOTALS                73,190,128         5,031        39,300,000

         (1) In contiguous markets, such as Washington, D.C. and Baltimore, San Francisco and Sacramento, Miami and West Palm Beach and Tampa and Ft. Myers, we have a single sales office that supports both markets.

         (2) Developmental markets consist of markets in which we have installed 10 or less E*billboards.

E*BILLBOARD SITES

     Our domestic geographic expansion is currently focused on the ten largest U.S. markets, with the intention of having a significant presence in the 25 largest U.S. markets by 2002. Our site growth strategy is to enter into exclusive alliances with three types of site owners or organizations owning, representing or having a relationship with:

         - multiple national and international sites (for example, our agreements with 7-Eleven, Otis, Cumberland Farms and the Korean American Grocers Association of America);

         - multiple regional sites (for example, New Jersey Transit Authority and franchisees of McDonald's, Taco Bell or Subway restaurants); and

         - local or single site operators with desirable demographic and location attributes.

         Our recently formed alliance with Otis will provide us with the opportunity to develop the largest digital out-of-home advertising presence in elevators across the globe. The agreement provides that Otis has the exclusive right to secure agreements to place E*billboards in elevators, escalators, moving walkways and shuttles throughout the world. Currently, Otis has agreements to maintain more than 1.2 million elevators worldwide.

         In addition, we have an agreement with 7-Eleven to be the designated exclusive provider of video-based information, entertainment and advertising to all 7-Eleven stores. In return, we pay 7-Eleven the greater of a program fee equal to a percentage of the operating revenues from the sales of our advertisements which are shown on E*billboards in 7-Eleven stores and the annual minimum amount set forth in the agreement. As of December 31, 1999, this agreement covered 3,262 of the sites at which we have installed E*billboards and 2,065 of the additional sites for which we have agreements to install E*billboards.

         We also have an agreement with the Korean American Grocers Association of America under which we are the designated exclusive provider of video-based information, entertainment and advertising to E*billboards installed in stores owned or operated by members of the association.

         We intend to expand internationally by developing E*billboard networks in the Americas, Europe, Asia and Australia. We intend to use our alliance with Otis as the cornerstone of our global expansion strategy. In addition, we may also form alliances with local partners or independently develop our international network in other non-elevator venues.

ADVERTISERS

         Historically, we established our network on a market by market basis in the U.S. As we expand our network, we expect to attract more national and regional advertisers to complement our local advertisers. In 1999, we developed a diverse portfolio of over 500 advertising clients with varying demographic and geographic objectives. While our advertisers continue to be predominantly local, in the last quarter of 1999, we began attracting national advertisers including AT&T Wireless, Business Week, El Sitio and Fox Television. For all of our advertisers, we develop customized packages to meet their demographic requirements and geographic targets.

         As the geographic diversity of our sites increases, we believe that additional national advertisers will be increasingly attracted to E*billboards. Therefore, organizing our sales force around national product categories and their respective agencies will be a key initiative. By using the reach, flexibility and targetibility of our network, we can match specific packages against the needs of national advertisers.

         No single advertiser generates advertising revenues that are greater than 10% of our total advertising revenues on an annual basis.

PROGRAMMING

         The advertising and programming loops for each E*billboard are created and controlled from our central hub in Minneapolis, allowing us to quickly and cost-effectively custom-tailor both the advertising and programming content on a regional or micro-targeted basis. We are able to customize programming information for local markets through our network management software.

         Our programming content is primarily comprised of national, regional and local topics of interest such as local weather, sports, trivia, news headlines and financial information. The network is designed so that programming information, such as weather and sports information, can be provided to us via an electronic feed from providers of such information, such as Reuters, Accu-Weather and Associated Press. Once the feed is received at our facilities, it is processed and distributed to relevant E*billboards across our network. As our footprint expands, we intend to develop our content production capabilities to maintain and further enhance the local relevancy and appeal of our digital content. We may do so by establishing relationships with new local or national content providers.

SALES AND MARKETING

         For local sales, we direct a significant portion of our sales effort on helping potential customers develop a targeted and effective advertising strategy using E*billboards. While price and availability are important competitive factors, service and customer relationships are also critical components of local sales. We currently have 13 local sales offices serving 17 DMAs. Generally, each office is staffed with a general manager and four to ten salespersons. The size of the sales staff depends on various factors, including the physical size of the DMA and the number of E*billboard sites within the DMA.

In early 1997, we realized our first operating revenues from advertising sales in markets where we have a dedicated sales force.

         All graphic design, network management, billing and other functions are handled from our corporate headquarters. We have developed local links to ensure that our local sales offices are able to access our central information systems and monitor the status of our network at any time. In addition, we provide our local sales agents with modem-equipped laptop computers so that they always have current information on the status of the network and can access our dedicated technical and creative staff to support local selling efforts. We developed this software to allow a salesperson to customize advertising proposals instantly to accommodate the stated preferences of the advertiser. For example, a salesperson can generate proposals based on a location within a specified radius, or site by site purchases. The proposals can specify cost (as well as other schedule information) and can prepare maps and location lists to show the exact E*billboard locations on which an advertisement will appear. In the future, we intend to allow our advertisers to manage their advertising program for E*billboards in-house, over the Internet. We are currently developing software that will enable advertisers to review advertising slots available on a site by site basis, develop national, regional or local advertising programs, generate automatic quotes and submit orders in an online and interactive environment.

         We are planning to develop and implement a national marketing and media plan to further build awareness and understanding of our E*billboard product. We will do this through a targeted media plan followed by a coordinated promotional calendar of national, regional and local levels.

AGREEMENTS

         Equity Investment. On January 28, 2000, we entered into an agreement with Nevada Bond Investment Corp. II (NBIC), a wholly-owned subsidiary of United Technologies Corporation (UTC), the parent company of Otis. Under the agreement, NBIC acquired 3,025,017 newly-issued shares of our common stock for approximately $30 million in cash. Prior to the closing of the investment, all of the shares of our series B and series C senior preferred stock were converted into common stock and our founders and their family members converted all of their shares of series A preferred stock into common stock. As a result, we no longer have any shares of series B and series C senior preferred stock outstanding.

         Otis Alliance. Also, in January 2000, we formed an alliance with Otis. The agreement provides that Otis has the exclusive right to secure agreements to place E*billboards in elevators, escalators, moving walkways and shuttles throughout the world. Currently, Otis has agreements to maintain more than 1.2 million elevators worldwide. Otis is responsible for the negotiation of contracts, processing payments, arranging for the purchase, installation and maintenance of the E*billboards and determining the pricing for E*billboards. As consideration, Otis receives a percentage of the advertising revenues that we derive from each E*billboard on a site by site basis, a portion of which Otis remits to the relevant site operator. The agreement also provides Otis with incentive payments upon the obtainment of certain installation goals.

         Under the Otis agreement, we are not responsible for any capital expenditures related to the E*billboards in any elevator site. However, we are responsible for ongoing network operations, including content generation and advertising sales.

         The term of the Otis agreement is for a period of ten years and is automatically renewable for successive one year periods, unless either party provides written notice of its intention not to renew the term to the other party less than 120 days prior to the expiration of the then existing term. In addition, Otis may terminate the agreement if, among other things, Otis ceases operations in four or more markets, pursuant to its rights under the agreement, or upon the acquisition of 19% or more of our common stock by a competitor of Otis.

         7-Eleven Agreement. We have an agreement with 7-Eleven which, as of December 31, 1999, covered 3,262 of the sites at which we have installed E*billboards and 2,065 of the additional sites for which we have agreements to install E*billboards. Under the agreement, we are the designated exclusive provider of video-based information, entertainment and advertising to all 7-Eleven stores and have the right to install, maintain and repair or replace the E*billboards at each participating store in accordance with an agreed upon rollout schedule. As a part of this agreement, we agreed to pay 7-Eleven the greater of a program fee equal to a percentage of the operating revenues from the sales of our advertisements which are broadcast on E*billboards in 7-Eleven stores and an annual minimum of $3.3 million per year until 2003, based on E*billboards installed as of December 31, 1999.

     Under the agreement as amended, we are required to complete the installation of E*billboards in at least 4,800 7-Eleven stores by November 30, 2000. If these installations are not completed by the deadline, then we must pay 7-Eleven liquidated damages of $150,000 on or before December 31, 2000. Furthermore, 7-Eleven has the right to terminate the agreement on 30 days notice if we do not have 4,800 E*billboards installed in 7-Eleven stores by May 30, 2001.

COMPETITION

     The media industry is intensely competitive. We compete for advertising dollars directly with broadcast and cable television, the Internet, radio, magazines, newspapers, traditional billboards and direct mail marketers. In addition, we also compete with a wide variety of out-of-home advertising, including highway logo signs, advertising in shopping centers and malls, airports, stadiums, movie theaters and supermarkets, as well as on taxis, trains, buses and subways. We believe that the out-of-home advertising industry is attracting numerous alternative media products, many of which will compete directly or indirectly with us. These products may be offered by companies with greater resources and with greater industry recognition than us, such as Clear Channel Communications and Infinity Broadcasting. We are aware of other companies that place displays that look similar to E*billboards in specific locations for commercial purposes, such as in stores, elevators, airports and subways. While we believe that we are favorably differentiated from existing media in competing for advertising, we are aware of other media that are more established and recognized by potential advertisers and advertising agencies.

PROTECTION OF TECHNOLOGY

     We view the computer software technology that we have developed as proprietary, and we attempt to protect our technology and trade secrets through the use of confidentiality and non-disclosure agreements and by other security measures. Trade secret law and confidentiality agreements offer protection that is limited in comparison to patent protection. Confidentiality and non-disclosure agreements may be difficult to enforce, and our products might be subject to reverse engineering. Consequently, our competitors may be able to develop or obtain technology similar to ours and produce products similar to those we are utilizing.

     We do not have patent or registered copyright protection on any of our proprietary software technology, and such technology might not be eligible for patent protection. We believe that significant portions of our software are entitled to copyright protection in the U.S. If we seek and obtain federally registered copyright protection for any of our software in the future, no assurance can be given that the copyright application would be accepted or that a capable and adequately financed competitor could not lawfully develop software that would perform the same function.

     We do not believe that we are infringing on the patent rights of any other person. A company has sent us a letter calling our attention to a patent they have relating to displays in elevators. They have not alleged that we have violated or infringed their patents. We believe that there is no basis for any claim that we would be liable for infringing their patent.

     We have received several federal registrations of service marks, including "NGN," and "Out of Home That's In Your Face." In addition, we have applied for several additional federal registrations of service marks, including "Next Generation Network," "E*billboards," "Proposal Machine," "Look Up and Win," and "InLine TV." While no assurance can be given that the service marks will be issued on the pending applications, we are not aware that the service marks for which federal registration is sought infringe on existing service marks.

GOVERNMENT REGULATION

     We are not aware of any material legal or other regulatory restrictions which may adversely affect our business, other than those that affect businesses generally. The furnishing of in-store marketing services is subject to


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

compliance with the Robinson-Patman Act. In general, the Robinson-Patman Act prohibits price discrimination and discriminatory promotional allowances and services between different purchasers of commodities of like grade and quality, the effect of which may be substantially to lessen competition in any line of commerce.

     Our use of telephone lines to transmit messages to our E*billboards subjects us to regulation by the Federal Communications Commission as well as laws and regulations affecting the advertising industry generally. While we have not sought determination on the issues, the FCC may attempt to prohibit us from transmitting tobacco advertisements on our E*billboards. In addition, certain state statutes restrict advertising of alcoholic beverages on our E*billboards.

     One of our competitive advantages over other forms of out-of-home advertising, such as billboards, is that in many desirable locations, zoning laws and regulations prohibit the erection of billboards. These zoning laws and regulations do not apply to our E*billboards. In the future, it is possible that zoning laws and regulations and building codes could be expanded to limit or prohibit our E*billboards.

EMPLOYEES

     As of December 31, 1999, we had 182 employees, of which 29 were involved in engineering, purchasing, corporate development and field operations, 25 were involved in network operations, marketing and creative service, 12 were involved in management and administration, 26 were involved in management information systems and accounting, and 90 were employed in regional sales offices. Our employees are not represented by a collective bargaining agreement. We believe that our relationship with our employees is good.

PROPERTIES

     Our headquarters is located in Eden Prairie, Minnesota, a suburb of Minneapolis. We also lease warehouse space in Minneapolis. In addition, we have a regional sales office in each of New York, New York; Los Angeles, California; Philadelphia, Pennsylvania; San Francisco, California; San Diego, California; Boston, Massachusetts; Dallas, Texas; Washington, D.C.; Norfolk, Virginia; Orlando, Florida; Fort Lauderdale, Florida; Chicago, Illinois; and Tampa, Florida. Our leases expire on various dates, ranging from April 30, 2000 to December 31, 2006, and many provide for renewal options.

LEGAL PROCEEDINGS

     Although we may be subject to litigation from time to time in the ordinary course of our business, we are not party to any pending legal proceedings that we believe will have a material adverse impact on our business.

                                   MANAGEMENT

     The following table sets forth the name, age and positions of each of our executive officers and directors as of January 31, 2000.

                      NAME                       AGE                        POSITION
     ------------------------------------        ---    -------------------------------------------------
     Gerard P. Joyce.....................        48     Chairman of the Board of Directors and President
     Thomas M. Pugliese..................        37     Vice Chairman of the Board of Directors, Chief
                                                        Executive Officer and Secretary
     Stephen Nesbit......................        48     Executive Vice President of Operations, Corporate
                                                        Development and MIS
     Tracy Crocker.......................        40     Executive Vice President of Sales and Marketing
     Michael J. Kolthoff.................        47     Vice President, Treasurer and Assistant Secretary
     Anthony Bonacci.....................        36     Director
     Ari Bousbib.........................        38     Director
     Thomas J. Davis.....................        52     Director
     William Grimes......................        58     Director
     Malcolm Lassman.....................        61     Director
     Michael J. Marocco..................        41     Director
     Susan Molinari .....................        41     Director
     David Pecker........................        48     Director
     Alejandro Zubillaga.................        31     Director


     Gerard P. Joyce. Mr. Joyce founded NGN, together with Thomas Pugliese, in 1990 and has served as our Chairman of the Board of Directors since inception and as our President since December 1991. Prior to 1990, Mr. Joyce was Chairman and Chief Executive Officer of the Patrick Media Group, Inc., a successor to a company he formed in 1969. The Patrick Media Group, Inc. became the largest out-of-home advertising company in the U.S. Mr. Joyce sold his controlling interest in the Patrick Media Group, Inc. in September 1989. Mr. Joyce is Thomas Davis' brother- in- law.

     Thomas M. Pugliese. Mr. Pugliese founded NGN, together with Gerard Joyce, in 1990 and has served as our Vice Chairman of the Board of Directors, Chief Executive Officer and Secretary since our inception. From 1988 to 1990, Mr. Pugliese was President of Thomas More & Company, Inc., a private investment banking firm. From 1984 through 1988, Mr. Pugliese was an investment banker with Shearson, Lehman, Hutton Inc. and its predecessor firm, E. F. Hutton & Company, Inc. where he held various positions in New York and London, including as American representative for the firm's international investment banking operations. Mr. Pugliese is Anthony Bonacci's brother-in-law.

     Stephen Nesbit. Mr. Nesbit was appointed as our Executive Vice President of Operations, Corporate Development and MIS in 1999. He has over 25 years experience in high technology in the computer, networking and software industries. Prior to joining NGN, he served as CEO and founder of NetCard Systems, Inc., an Internet e-commerce start-up company from 1998 to 1999. From 1994 to 1997, he was a Vice President for Sandia Imaging Systems, Inc. Mr. Nesbit has held various general management, marketing, sales and board of directors positions with various companies, including IBM, Wang Labs and BBN Communications, the original networking architect of the Internet.

     Tracy Crocker. Mr. Crocker was appointed as our Executive Vice President of Sales and Marketing in January 2000. Mr. Crocker served in various positions with the world's leading brand marketers, including Procter & Gamble, Pepsi and Nabisco. From 1996 to 1999, he served as Vice President for Nabisco's Western Division, with nearly a billion dollars in sales and 2,500 employees. From 1988 to 1996, he held various positions at PepsiCo, the last of which was Vice President of National Sales and Marketing.

     Michael J. Kolthoff. Mr. Kolthoff currently serves as our Vice President, Treasurer and Assistant Secretary. From 1993 until he joined us in July 1995, Mr. Kolthoff was Chief Financial Officer for ONYX Real Estate Services. From May 1985 until November 1992, he was Chief Financial Officer of Maico Hearing Instruments. Mr. Kolthoff is a Certified Public Accountant in the State of Minnesota.

     Anthony Bonacci. Mr. Bonacci was elected as a director in February 2000. Mr. Bonacci is a shareholder of Colombo & Bonacci, P.C., a Phoenix, Arizona law firm, a position he has held since 1992. Prior to that time, he was an attorney with the law firm of Brown & Bain, P.A. Mr. Bonacci is Mr. Pugliese's brother-in-law.

     Ari Bousbib. Mr. Bousbib was elected as a director in January 2000. Since April 1997, Mr. Bousbib has been a Vice President of United Technologies Corporation responsible for strategic planning and corporate development functions. From 1995 to 1997, he was Managing Director of The Strategic Partners Group. Prior to that time, he was a partner at the consulting firm, Booz, Allen & Hamilton. In addition, he serves as a director for Techmetrics, International Fuel Cells, Dow-UT and MyAircraft.com.

     Thomas J. Davis. Mr. Davis has been one of our directors since 1996. Mr. Davis is an executive with Piaker & Lyons, P.C., a New York accounting firm where he has been employed since 1972. Mr. Davis specializes in auditing, financial reporting and planning for closely-held businesses in the communications and other industries. Mr. Davis is a Certified Public Accountant in the State of New York. Mr. Davis is Gerard Joyce's brother-in-law.

     William Grimes. Mr. Grimes was elected as a director in February 2000. Since 1996, Mr. Grimes has been a member of BG Media Investors LLC, a company he founded. BG Media Investors LLC is a private equity capital firm specializing in investments in media and telecommunications companies. From 1994 until 1996, Mr. Grimes was the Chief Executive Officer of Zenith Media, a media services agency. Mr. Grimes serves on the board of directors of InterVU, Inc., i3 Mobile Inc., Versaware and American Media Inc. and is an Executive Director of the New School University's Media Management Program.

     Malcolm Lassman. Mr. Lassman has been one of our directors since 1998. Mr. Lassman is a managing partner of the Washington office of Akin, Gump, Strauss, Hauer & Feld, L.L.P., a leading international law firm, a position he has held since 1970.

     Michael J. Marocco. Mr. Marocco has been one of our directors since 1996. Mr. Marocco is a managing director of Sandler Capital Management, which he joined in 1989. Sandler is a communications specific capital management firm, managing approximately $2 billion invested in both public and private companies. He is a general partner at the firm with primary responsibility for private investment activities. He also serves as a director for Source Media Inc., which is a public company listed on Nasdaq, and Convergent Communications Inc.

     Susan Molinari. Ms. Molinari was elected as one of our directors in 1999. Since 1998, Ms. Molinari has been a senior public affairs consultant with Fleishman-Hillard Inc. Ms. Molinari is a prominent Republican political figure whose political career began with her election to the New York City Council where she served from 1986 to 1990. She also served as a member of the United States House of Representatives from 1990 to 1997 and hosted the CBS Morning Show from 1997 to 1998.

     David Pecker. Mr. Pecker was elected as a director in September 1999. Since 1999, Mr. Pecker has been the Chairman, Chief Executive Officer, President and a director of both American Media, Inc. and Marketing Services Inc. Prior to that time, Mr. Pecker had been the Chief Executive Officer since 1992, and President since 1991, of Hachette Filipacchi Magazines, Inc. Mr. Pecker has over 20 years of publishing industry experience, having worked as the Director of Financial Reporting at CBS, Inc. Magazine Group and as the Vice President and Controller of Diamandis Communications Inc.

     Alejandro Zubillaga. Mr. Zubillaga has been one of our directors since 1998. He is the founder of Veninfotel LLC, Venezuela's leading provider of cable television and other telecom services and has been its Chairman since 1995. Mr. Zubillaga is the Chief Executive Officer of Grupo Zubillaga, a family holding company which holds interests in real estate and mining. Mr. Zubillaga is also the Chief Executive Officer of Equest Partners, LLC.

EXECUTIVE COMPENSATION

     The following table sets forth the annual and long-term compensation for each of the last three fiscal years for our chief executive officer and president. These individuals are referred to as the named executive officers.

                                            ANNUAL COMPENSATION                 LONG-TERM COMPENSATION
                                            -------------------                 ----------------------
                                                                                AWARDS            PAYOUTS
                                                                                                SECURITIES
                                                                         OTHER                    UNDER-
                                                                        ANNUAL     RESTRICTED     LYING                   ALL OTHER
      NAME AND PRINCIPAL                                                COMPEN-       STOCK      OPTIONS/     LTIP        COMPEN-
         POSITION             YEAR         SALARY         BONUS          SATION      AWARD(S)      SARS      PAYOUTS      SATION(1)
         --------             ----         ------         -----          ------      --------      ----      -------      ---------
 Gerard P. Joyce              1999       $ 251,741     $ 150,000                        -            -           -        $ 21,975
   Chairman of the            1998         251,741        60,000                        -            -           -               -
   Board and President        1997         251,741        60,000                        -            -           -               -
 Thomas M. Pugliese           1999         250,000       150,000                        -            -           -           6,150
   Vice Chairman, Chief       1998         250,000        50,000        $  17,710       -            -           -               -
   Executive Officer,         1997         212,587                                      -            -           -               -
   Secretary


--------
(1) Represents the dollar value of life insurance premiums that we have paid for the benefit of the individual.


OPTION GRANTS IN LAST FISCAL YEAR


     The following table sets forth certain information concerning the option grants to the named executive officers during 1999. The options were granted pursuant to our 1998 non-qualified stock option plan.

                                            INDIVIDUAL GRANTS
                           ----------------------------------------------------
                                          % OF TOTAL
                              NUMBER        OPTIONS                                  POTENTIAL REALIZABLE VALUE
                           OF SECURITIES   GRANTED TO     EXERCISE                     AT RATES OF STOCK PRICE
                            UNDERLYING      EMPLOYEE      OF BASE                           APPRECIATION
                              OPTIONS       IN FISCAL      PRICE      EXPIRATION       FOR OPTION TERM ($)(2)
                            GRANTED(#)       YEAR(1)     ($/SHARE)       DATE             5%              10%
                            ----------       -------     ---------       ----             --              ---
Gerard P. Joyce              100,000          12.3        $7.70        1/1/09         424,523         1,045,620
Thomas M. Pugliese           100,000          12.3        $7.70        1/1/09         424,523         1,045,620
Stephen Nesbit                68,000           8.3        $7.70        1/1/09         288,675           711,021
Tracy Crocker                 68,000           8.3        $7.70        1/1/09         288,675           711,021
Michael J. Kolthoff           10,000           1.2        $7.70        1/1/09          42,452           104,562

----------

(1) Options to purchase a total of 815,000 shares of our common stock at an exercise price of $7.70 per share were granted in 1999.

(2) In accordance with the rules of the SEC, the amounts shown on this table represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on the assumed rates of stock appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date and do not reflect our estimates or projections of the future price of our common stock. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise. Actual gains, if any, on stock option exercises will depend on the future performance of our common stock, the option holder's continued employment through the option period, and the date on which the options are exercised.

OPTION EXERCISES IN LAST FISCAL YEAR

     The following table sets forth certain information concerning all unexercised options held by the named executive officers as of December 31, 1999.


                              SHARES                   NUMBER OF UNEXERCISED         VALUE OF UNEXERCISED IN-THE-
                             ACQUIRED                       OPTIONS AT                     MONEY OPTIONS AT
                                OR        VALUE         FISCAL YEAR-END(#)               FISCAL YEAR-END (1)
            NAME             EXERCISE   REALIZED    EXERCISABLE   UNEXERCISABLE    EXERCISABLE      UNEXERCISABLE
            ----             --------   --------    -----------   -------------    -----------      -------------
 Gerard P. Joyce...........      --         --          --           100,000            --                --
 Thomas M. Pugliese........      --         --          --           100,000            --                --
 Stephen Nesbit............      --         --          --            68,000            --                --
 Tracy Crocker.............      --         --          --            68,000            --                --
 Michael J. Kolthoff.......      --         --        4,000           10,000            --                --

----------

(1) Value for "in-the-money" options represents the positive spread between the respective exercise prices of outstanding options and the anticipated
     initial public offering price of $     .

EMPLOYMENT AND INDEMNIFICATION AGREEMENTS

     On January 1, 2000, we entered into employment agreements with each of Gerard P. Joyce and Thomas M. Pugliese, effective through January 31, 2004. The compensation for each employee is comprised of an annual salary of $300,000, an annual bonus, as determined by the board, and additional benefits, including stock options upon the consummation of this offering and a life insurance policy with benefits of $10 million. If either Mr. Joyce or Mr. Pugliese is terminated without cause, he is entitled to a severance payment equal to the greater of double the amount of the lesser of his base salary and one-half of any bonuses for the preceding 24 months (Current Annual Compensation), or $500,000 and his Current Annual Compensation multiplied by the number of years remaining in the term. However, if either Mr. Joyce or Mr. Pugliese is discharged for cause, we no longer have any obligation to pay either of them any compensation, except for any compensation and benefits accrued prior to the date of such discharge.

     Each employment agreement contains a non-competition provision that prevents Mr. Joyce and Mr. Pugliese from engaging or associating with a competing business during a period of 24 months from the date of termination. Mr. Joyce and Mr. Pugliese are also subject to non-solicitation and non-disclosure obligations effective for two and three years, respectively, from the date of termination.

401(K) PLAN

         We maintain a retirement plan established in conformity with Section 401(k) of the Internal Revenue Code of 1986, as amended, covering all of our eligible employees. Pursuant to the 401(k) plan, employees may elect to defer up to 15% of their current pre-tax compensation and have the amount of such deferral contributed to the 401(k) plan. The maximum elective deferral contribution was $10,000 in 1999, subject to adjustment for cost-of-living in subsequent years. Some highly compensated employees may be subject to a lesser limit on their maximum elective deferral contribution. The 401(k) plan permits, but does not require, matching contributions and non-matching (profit sharing) contributions to be made by us up to a maximum dollar amount or maximum percentage of participant contributions, as determined annually by us. We presently do not match employee contributions. The 401(k) plan is qualified under Section 401 of the Code so that contributions by the employees and employer, if any, to the 401(k) plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the 401(k) plan, and so that contributions by us, if any, will be deductible by us when made.

STOCK OPTION PLANS AND OTHER EMPLOYEE INCENTIVE PLANS

     We have adopted four stock option plans for the purpose of advancing our interests and the interests of the stockholders by strengthening our ability to attract and retain competent employees, to make service on the board of directors more attractive to present and prospective non-employee directors and to provide a means to encourage stock ownership and proprietary interest in us by officers, non-employee directors and valued employees and other individuals upon whose judgment, initiative and efforts affect our financial growth. The plans are currently, and have been since their adoption, administered by the board of directors and the compensation committee of the board.

     2000 Stock Incentive Plan. The purpose of this plan is to provide directors, officers, employees, consultants and independent contractors with additional performance incentives by increasing their ownership interest in us. Individual awards under the plan may take the form of one or more of: (i) either incentive stock options, known as ISOs, or non-qualified stock options, known as NQSOs; (ii) stock appreciation rights, known as SARs; (iii) restricted or deferred stock; (iv) dividend equivalents; and (v) other awards not otherwise provided for, the value of which is based in whole or in part upon the value of our common stock. The compensation committee will administer the plan and generally select the individuals who will receive awards and the terms and conditions of those awards.

     We have reserved 1,300,000 shares of common stock for use in connection with the plan. Shares of common stock which are attributable to awards which have expired, terminated or been canceled or forfeited are available for issuance or use in connection with future awards.

     The plan will remain in effect until terminated by the board of directors. The plan may be amended by the board of directors without the consent of the stockholders, except that any amendment, although effective when made, will be subject to stockholder approval if required by any federal or state law or regulation or by rules of any stock exchange or automated quotation system on which our common stock may then be listed or quoted.

     In connection with the offering, ISOs to purchase an aggregate of 666,000 shares of our common stock have been granted to members of management. The grants of these options will be effective as of the date of this offering and each option will have an exercise price equal to the initial public offering price per share in this offering. These options will vest in three equal annual installments starting with the first anniversary of the grant, and will expire ten years from the date of grant or three months following termination of employment.

     ISOs may be granted only to our officers and key employees. Nonqualified stock options may be granted to such officers and employees as well as to agents and directors and consultants, whether or not otherwise employees. In determining the eligibility of an individual for grants under the plans, as well as in determining the number of shares to be optioned to any individual, the board takes into account the position and responsibilities of the individual being considered, the nature and value of his or her service or accomplishments to us, his or her accomplishments, his or her present or potential contribution to our success and such other factors as the board may deem relevant.

     1998 Non-Qualified Stock Option Plan. The total number of shares with respect to which options may be granted under the 1998 Non-Qualified Stock Option Plan is 820,000. As of December 31, 1999, options for an aggregate of 697,000 shares were outstanding. No ISOs may be granted under the plan. The option price may not be less than the greater of the fair market value per share of the common stock at the time of the grant of such option or $7.70 per share. No further options may be granted under the plan after December 31, 2005, and all options granted under the plan become void and may not be exercised after January 1, 2009. Upon the exercise of an option, the holder must make payment of the full exercise price. Such payment may be made under certain circumstances in shares of common stock. The plan may be terminated at any time by the board of directors, which may also amend the plan.

     1994 Stock Option Plan. The 1994 Stock Option Plan provides for the granting of ISOs to purchase our common stock at not less than the fair market value on the date of the option grant and the granting of nonqualified options with any exercise price. The total number of shares with respect to which options may be granted under the plan is 80,000. As of December 31, 1999, options for an aggregate of 40,000 shares were outstanding. To date, all options issued under the plan have been nonqualified options. The plan contains certain limitations applicable only to grants of ISOs. To the extent that the aggregate fair market value, as of the date of grant, of the shares to which ISOs become exercisable for the first time by an optionee during the calendar year exceeds $100,000, the option will be treated as a nonqualified option. In addition, if any optionee owns more than 10% of the total voting power of our stock at the time the individual is granted an ISO, the option price per share cannot be less than 110% of the fair market value per share and the term of the ISO cannot exceed five years. No further options may be granted under the plan after December 31, 1999, and all options granted under the plan become void and may not be exercised after January 1, 2005. Upon the exercise of an option, the holder must make payment of the full exercise price. Such payment may be made under certain circumstances in shares of common stock. The plan may be terminated at any time by the board of directors, which may also amend the plan.

     1993 Stock Option Plan. The 1993 Stock Option Plan provides for the granting of ISOs to purchase our common stock at not less than the fair market value on the date of the option grant and the granting of nonqualified options with any exercise price. The total number of shares with respect to which options may be granted under the plan is 40,000. As of December 31, 1999, options for an aggregate of 24,810 shares were outstanding. To date, all options issued under the plan have been nonqualified options. The plan contains certain limitations applicable only to grants of ISOs. To the extent that the aggregate fair market value, as of the date of grant, of the shares to which ISOs become exercisable for the first time by an optionee during the calendar year exceeds $100,000, the option will be treated as a nonqualified option. In addition, if any optionee owns more than 10% of the total voting power of our stock at the time the individual is granted an ISO, the option price per share cannot be less than 110% of the fair market value per share and the term of the ISO cannot exceed five years. No further options may be granted under the plan after December 31, 1998, and all options granted pursuant to the plan become void and may not be exercised after January 1, 2004. Upon the exercise of an option, the holder must make payment of the full exercise price. Such payment may be made under certain circumstances in shares of common stock. The plan may be terminated at any time by the board of directors, which may also amend the plan.

     All of our directors, other than Malcolm Lassman, Susan Molinari and Anthony Bonacci have been granted non-qualified stock options to purchase 5,000 shares of our common stock at an exercise price of $10.00 per share and 10,000 shares at an exercise price per share equal to the price per share in this offering. All these options vest in equal installments over the next three years. Mr. Lassman and Ms. Molinari each has been granted non-qualified stock options to purchase 10,000 shares of our common stock at an exercise price of $7.70 per share, of which 4,000 options vested in January 2000, 2,000 vest in January 2001, 2,000 vest in January 2002 and 2,000 in January 2003. Each of Mr. Lassman and Ms. Molinari also have been granted non-qualified stock options to purchase 5,000 shares of our common stock at an exercise price of per share equal to the price per share in this offering. Mr. Bonacci was granted options to purchase 25,000 shares of our common stock at an exercise price of $7.70 per share. Five thousand of these options vest on June 1, 2002 and 2003 and 15,000 vest in June 2004.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On February 25, 2000, we purchased $18.1 million aggregate face amount of our senior secured notes from John Strauss, one of our shareholders, for $2.9 million. We purchased the notes from Mr. Strauss for a sum equal to the amount he paid plus $150,000. In addition, Mr. Strauss has retained the warrants that were associated with the notes.

     Anthony Bonacci, who was appointed as one of our directors in February 2000, is a partner of Colombo & Bonacci, P.C. Colombo & Bonacci has represented us in various matters and will continue to represent us. For the year ended December 31, 1999, we incurred fees of $198,000.

     David Pecker has been one of our directors since September 1999 and is affiliated with American Media Operations, Inc. For the year ended December 31, 1999, we recognized revenues of $240,133 from American Media.

     We invested $100,000 in Next Generation Network International, LLC (NGN International) for the purpose of researching the development of markets for E*billboards in several countries outside of the U.S. We own 50% of NGN International and one of our directors, Alejandro Zubillaga, controls the remaining 50%.

     Malcolm Lassman, who has been one of our directors since 1998, is a partner of Akin, Gump, Strauss, Hauer & Feld, L.L.P. Akin, Gump, Strauss, Hauer & Feld, L.L.P. is representing us in this offering.

     On September 15, 1993, Gerard P. Joyce, our Chairman and President, loaned us $2,375,000 in return for a security interest in all of our assets. On August 29, 1997, we issued 6,494 shares of series C preferred stock to Mr. Joyce in return for a reduction in our debt to him of $500,038. These shares of series C preferred stock were converted into 92,242 shares of common stock in January 2000. In February 1998, we repaid the balance of the indebtedness to him with the net proceeds of the offering of our senior secured notes and warrants and his security interest in our assets was terminated.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth information with respect to the beneficial ownership of our common stock as of January 31, 2000 by:

(1) each person who is known by us to own beneficially more than 5% of our common stock;

(2)  each current director;

(3)  each of the named executive officers; and

(4)  all directors and executive officers as a group.

     Beneficial ownership is determined in accordance with the SEC's rules. In computing percentage ownership of each person, shares of common stock subject to options, warrants or convertible preferred stock held by that person that are currently exercisable or convertible, or exercisable or convertible within 60 days of January 31, 2000, are deemed to be beneficially owned. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of each other person.

     Except as indicated in this table and pursuant to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder's name. Percentage of ownership is based on 8,403,396 shares of our common stock outstanding on January 31, 2000, shares of our common stock outstanding after completion of this offering.


                                                                        PERCENTAGE OF SHARES
                                             NUMBER OF SHARES            BENEFICIALLY OWNED
NAME OF BENEFICIAL OWNER                    BENEFICIALLY OWNED    BEFORE OFFERING    AFTER OFFERING
------------------------                    ------------------    ---------------    --------------
Gerard P. Joyce..................               1,610,436            19.2%
Thomas M. Pugliese(1)............                 703,222             8.4
Thomas J. Davis(2)...............                  19,564               *
David Pecker.....................                  28,053               *
Malcolm Lassman(3)...............                   4,000               *
Michael J. Marocco(4)............               1,239,802            14.8
Susan Molinari(3)................                   4,000               *
Alejandro Zubillaga(5)...........                 179,282             2.1
Tracy Crocker....................                       -               *
Stephen Nesbit...................                       -               *
Ari Bousbib(6)...................                       -               *
William Grimes...................                       -               *
Anthony Bonacci(7)...............                  17,060               *

                                                                         PERCENTAGE OF SHARES
                                             NUMBER OF SHARES             BENEFICIALLY OWNED
NAME OF BENEFICIAL OWNER                    BENEFICIALLY OWNED    BEFORE OFFERING    AFTER OFFERING
------------------------                    ------------------    ---------------    --------------
Michael Kolthoff(3)..............                  4,000                  *
Nevada Bond Investment
     Corp. II ...................
     One Financial Plaza                       3,025,017               36.0
     Hartford, CT  06101
John Strauss(8)..................
     200 Crescent Court                          628,855                7.1
     Dallas, Texas 75201
All directors and executive officers
     as a Group (14 persons)                   3,809,419               45.3

-------------

*    Less than 1%

(1) Includes shares held in trust for the benefit of Mr. Pugliese, his spouse and children.

(2)  Includes 2,000 shares issuable upon exercise of warrants.

(3) Includes 4,000 shares of our common stock issuable upon exercise of stock options.

(4) Represents shares of our common stock owned by affiliates of 21st Century Communications Partners, each of which is a limited partnership of which Sandler Investment Partners, L.P. is a general partner. Mr. Marocco is a general partner of Sandler Investment Partners, L.P.

(5) Represents shares of our common stock owned by Elektra Investments A.V.V., which is controlled by Mr. Zubillaga.

(6) Mr. Bousbib is a Vice President of United Technologies Corporation, whose wholly-owned subsidiary, Nevada Bond Investment Corp. II, beneficially owns 3,025,017 shares of our common stock.

(7)  Represents shares of our common stock owned by his wife, Caroline Bonacci.

(8) Includes 451,855 shares of our common stock issuable upon exercise of warrants issued in connection with the senior secured notes.

                          DESCRIPTION OF CAPITAL STOCK


     Upon the completion of this offering, our authorized capital stock will
consist of      shares of common stock, par value $0.01 per share, of which shares will be issued and outstanding, and 500,000 shares of preferred stock, par value $.01 per share, of which 3,240 shares will be outstanding. The following summary of our capital stock is qualified in its entirety by reference to our certificate of incorporation and our bylaws.

COMMON STOCK

     Holders of our common stock are entitled to one vote for each share on all matters voted upon by our stockholders, including the election of directors and do not have cumulative voting rights. Subject to the rights of holders of any then outstanding shares of our preferred stock, our common stockholders are entitled to any dividends that may be declared by our board of directors. Holders of our common stock are entitled to share ratably in our net assets upon our dissolution or liquidation after payment or provision for all liabilities and any preferential liquidation rights of our preferred stock then outstanding. Holders of our common stock have no preemptive rights to purchase shares of our stock. The shares of our common stock are not subject to any redemption provisions and are not convertible into any other shares of our capital stock. All outstanding shares of our common stock are, and the shares of common stock to be issued in the offering will be, upon payment therefor, fully paid and nonassessable. The rights, preferences and privileges of holders of our common stock will be subject to those of the holders of any shares of our preferred stock we may issue in the future.

     In addition, in connection with the issuance of our senior secured notes, we issued warrants to buy 1,411,159 shares of our common stock. At the time of issuance, each warrant entitled the holder to purchase one share of common stock at an exercise price of $0.01 per share, representing in the aggregate approximately 20% of the common stock on a fully diluted basis at the time of issuance. The number of shares purchasable by holders of the warrants is subject to customary antidilution adjustments. The warrants are detachable and are exercisable anytime prior to February 1, 2008.

PREFERRED STOCK

     Our board of directors may, from time to time, authorize the issuance of one or more classes or series of preferred stock without stockholder approval. Subject to the provisions of our certificate of incorporation and limitations prescribed by law, our board of directors is authorized to adopt resolutions to issue shares, establish the number of shares, change the number of shares constituting any series, and provide or change the voting powers, designations, preferences and relative rights, qualifications, limitations or restrictions on shares of our preferred stock, including dividend rights, terms of redemption, conversion rights and liquidation preferences, in each case without any action or vote by our stockholders.

     One of the effects of undesignated preferred stock may be to enable our board of directors to discourage an attempt to obtain control of our company by means of a tender offer, proxy contest, merger or otherwise. The issuance of preferred stock may adversely affect the rights of our common stockholders by, among other things:

     -    restricting dividends on the common stock;

     -    diluting the voting power of the common stock;

     -    impairing the liquidation rights of the common stock; or

     - delaying or preventing a change in control without further action by the stockholders.

     Series A preferred stock. Our 8.25% series A preferred stock is convertible at the option of the holder into common stock, at any time prior to the close of business on the tenth day prior to the date fixed for a redemption or exchange by us, at a conversion price of $13.527 per common share (equivalent to a conversion rate of 61.36 shares of common stock for each share of preferred stock).

     The series A preferred stock is redeemable at our option, if not previously converted into common stock, in whole or in part, at $500 per share, plus accrued and unpaid dividends to the redemption date.

     We did not declare or pay dividends of $247,500 for each of the years ended December 31, 1999, 1998, and 1997. Dividends in arrears totaled $1,980,000 and $1,732,500 at December 31, 1999 and 1998, respectively. The dividends in arrears are also convertible into common stock at a conversion price of $13.527 per common share.

     All previously outstanding shares of series B preferred stock and series C preferred stock were converted into shares of common stock on January 28, 2000.

EFFECTS OF AUTHORIZED BUT UNISSUED STOCK

     Upon consummation of the offering, there will be      authorized but
unissued shares of our common stock and 496,760 shares of preferred stock available for our future issuance without stockholder approval. Of the shares of common stock available for future issuance, 2,240,000 shares have been reserved for issuance under our stock option plans.

     Shares of common stock and preferred stock available for future issuance may be utilized for a variety of corporate purposes, including to facilitate acquisitions or future public offerings to raise additional capital. We do not currently have any plans to issue additional shares of common stock or preferred stock, other than shares of common stock issuable under our stock option plans.

ANTI-TAKEOVER CONSIDERATIONS AND SPECIAL PROVISIONS OF THE CERTIFICATE OF INCORPORATION, BYLAWS AND DELAWARE LAW

     Certificate of Incorporation and Bylaws. A number of provisions of our certificate of incorporation and bylaws concern matters of corporate governance and the rights of our stockholders. Provisions such as those that grant our board of directors the ability to issue shares of preferred stock and to set the voting rights, preferences and other terms thereof, may have an anti-takeover effect and may discourage takeover attempts not first approved by our board of directors, including takeovers which may be considered by some stockholders to be in their best interests. To the extent takeover attempts are discouraged, temporary fluctuations in the market price of our common stock, which may result from actual or rumored takeover attempts, may be inhibited. Such provisions also could delay or frustrate the removal of incumbent directors or the assumption of control by stockholders, even if such removal or assumption would be beneficial to our stockholders. These provisions also could discourage or make more difficult a merger, tender offer or proxy contest, even if they could be favorable to the interests of stockholders, and could potentially depress the market price of our common stock. Our board of directors believes that these provisions are appropriate to protect our interests and the interests of our stockholders.

     Meetings of Stockholders. Our bylaws provide that annual meetings of our stockholders may take place at the time and place established by our board of directors and stated in the notice of meeting. A special meeting of our stockholders may be called by the board of directors.

     Amendment of the Bylaws. Our bylaws may be altered, amended, repealed or replaced by a majority of our board of directors.

     The Delaware Business Combination Act. As a corporation organized under the laws of the State of Delaware, we are subject to Section 203 of the General Corporation Law of the State of Delaware. Section 203 imposes a three-year moratorium on business combinations between a Delaware corporation and an "interested stockholder," in general, a stockholder owning 15% or more of a corporation's outstanding voting stock, or an affiliate or associate thereof, unless:

     - before the interested stockholder becomes an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction resulting in the interested stockholder becoming an interested stockholder;


     - upon completion of the transaction resulting in the interested stockholder becoming an interested stockholder, the interested stockholder owned 85% of the voting stock outstanding at the time the transaction commenced, excluding from the calculation of shares outstanding those shares beneficially owned by directors who are also officers and certain employee benefit plans; or

     - on or after the interested stockholder becomes an interested stockholder, the business combination is approved by the board of directors and the holders of at least 66 2/3% of the outstanding shares other than those shares beneficially owned by the interested stockholder at a meeting of stockholders.

     The Delaware Business Combination Act defines the term "business combination" to encompass a wide variety of transactions with, or caused by, an interested stockholder in which the interested stockholder receives or could receive a benefit on other than a proportional basis with other stockholders. These transactions include mergers, some asset sales, some issuances of additional shares to the interested stockholder, transactions with us which increase the proportionate interest of the interested stockholder or transactions in which the interested stockholder receives some other benefits.

     By a provision in its original certificate of incorporation or an amendment thereto or to its bylaws adopted by a majority of the shares entitled to vote thereon, a corporation may elect not to be governed by the Delaware Business Combination Act, provided that any amendment to the certificate of incorporation will not become effective until 12 months after its adoption. We have not made this election in our certificate of incorporation.

LIMITATIONS ON LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Our certificate of incorporation and bylaws provide that we must indemnify our directors, officers, employees and agents to the fullest extent permitted by applicable law. In addition, Gerard P. Joyce and Thomas M. Pugliese both have indemnification provisions in their respective employment agreements with us. Both agreements provide that we shall indemnify the employee and his legal representatives, to the fullest extent permitted by the laws of the State of Delaware and our existing bylaws, and the employee shall be entitled to the protection of any insurance policies we may elect to maintain generally for the benefit of our directors and officers, against all costs, charges and expenses whatsoever incurred or sustained by him or his legal representatives in connection with any action, suit or proceeding, or any threatened action, suit or proceeding, to which he or his legal representatives may be made a party, or threatened to be made a party, by reason of his being or having been our director or officer. We have directors' and officers' insurance for our directors, officers and some employees for specified liabilities.

     The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. They may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though an action of this kind, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholders' investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. However, we believe that these indemnification provisions are necessary to attract and retain qualified directors and officers.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is American Stock Transfer and Trust Company.

                           DESCRIPTION OF INDEBTEDNESS

     On April 2, 1998, we filed a registration statement under the Securities Act, which became effective on August 19, 1998, relating to the issuance of 45,000 units representing $45.0 million principal amount of 12% series B senior secured PIK notes due 2003 (senior secured notes) and warrants to purchase 125,240 shares of common stock. The senior secured notes mature on February 1, 2003. Interest is payable semiannually in arrears on February 1 and August 1 of each year, commencing August 1, 1998. The interest is payable either in cash or in additional senior secured notes, at our option, until August 1, 2000, and thereafter is payable in cash. On February 25, 2000, we repurchased $18.1 million aggregate face amount of our senior secured notes, leaving an aggregate face amount of senior secured notes outstanding of $38.4 million.

     At the time of issuance, each warrant entitled the holder to purchase one share of common stock at an exercise price of $.01 per share, representing in the aggregate approximately 20% of the common stock on a fully diluted basis at the time of issuance. The number of shares purchasable by holders of the warrants is subject to antidilution adjustments. The warrants are detachable and are exercisable anytime prior to February 1, 2008.

     The senior secured notes are secured by a first priority lien on substantially all of our assets, except for certain equipment collateralizing noninterest-bearing notes included in long-term debt. The senior secured notes contain certain restrictive covenants that, among other things, prohibit the payment of dividends on, and the redemption of, our capital stock and limit our ability to incur debt, sell assets and merge or consolidate.

                         SHARES ELIGIBLE FOR FUTURE SALE

     Future sales of a substantial number of shares of our common stock in the public market could adversely affect trading prices prevailing from time to time. As of February 25, 2000, principal stockholders and all executive officers and directors held 7,463,241 shares, representing 88.8% of the outstanding
shares of our common stock. After this offering, we will have      shares of our
common stock outstanding. Of these shares, all shares sold in the offering, other than shares, if any, purchased by our affiliates, will be freely tradable. The shares purchased by our affiliates will be "restricted securities" as that
term is defined in Rule 144 under the Securities Act. Of the      shares
outstanding before the offering, approximately 1,391,900 shares of common stock will become eligible for sale in 2001 pursuant to Rule 144, subject to volume and manner of sale restrictions. Restricted shares may be sold in the public market only if such sale is registered under the Securities Act or if such sale qualifies for an exemption from registration, such as the one provided by Rule
144. Sales of the restricted shares in the open market, or the availability of such shares for sale, could adversely affect the trading price of our common stock.

     Subject to the lock-up agreements described below and the provisions of Rule 144 and 144(k), additional shares will be available for sale in the public market as follows:

LOCK-UP AGREEMENTS

     Our officers, directors and other stockholders who hold in the aggregate
     shares of our common stock and holders of options to purchase      shares
of our common stock which vest and are exercisable within the next 180 days, have agreed not to sell or otherwise dispose of any shares of our common stock for a period of 180 days after the date of this prospectus, without the prior written consent of Credit Suisse First Boston.

REGISTRATION RIGHTS AGREEMENT

     On January 28, 2000, we entered into a registration rights agreement with the holders of substantially all of our equity securities. Under this agreement, Nevada Bond Investment Corp. II, its affiliates and their transferees (NBIC Holders) and certain specified prior holders of our series B and C preferred stock and their respective successors, assigns and transferees (the Existing Investors), each have a one-time right, at any time on or after 180 days following the consummation of this offering, to require that we effect a registration of any registrable securities of such holders.

     In addition, any NBIC Holder or any Existing Investor owning an aggregate of more than 3% of our outstanding common stock may request at any time after the consummation of this offering that we file a registration statement on Form S-3 for the sale or distribution of all or any part of the registrable securities held by them pursuant to Rule 415 of the Securities Act so long as
(i) the anticipated aggregate price to the public would exceed $5 million, (ii) we are a registrant qualified to use Form S-3 and (iii) the plan of distribution does not involve an underwritten offering. Each of the NBIC Holders as a group and the Existing Investors as a group are entitled to a separate registration statement on Form S-3. None of the other holders of registrable securities have piggyback registration rights with respect to such Form S-3 demand registrations.

RULE 144

     In general, under Rule 144 as currently in effect, a person, or persons whose shares are aggregated, who has beneficially owned restricted shares for at least one year following the later of the date of the acquisition of such shares from the issuer or an affiliate of the issuer would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

     -    1% of the number of shares of our common stock then outstanding,
          approximately         shares immediately after this offering; or

     - the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale.

Sales under Rule 144 are subject to certain manner of sale provisions and notice requirements and the availability of current public information about us.

RULE 144(k)

     Under Rule 144(k), a person who is not deemed to have been an affiliate of us at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years following the later of the date of the acquisition of such shares from the issuer or an affiliate of the issuer, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

                                  UNDERWRITING

     Under the terms and subject to the conditions contained in an underwriting
agreement dated,       , 2000, we have agreed to sell to the underwriters named
below, for whom Credit Suisse First Boston Corporation, Banc of America Securities LLC, CIBC World Markets Corp., and Friedman, Billings, Ramsey & Co., Inc. are acting as representatives, the following respective numbers of shares of common stock:

                                                                                              Number
                                            Underwriter                                      of Shares
                                            -----------                                      ---------
  Credit Suisse First Boston Corporation ...............................................
  Banc of America Securities LLC........................................................
  CIBC World Markets Corp...............................................................
  Friedman, Billings, Ramsey & Co., Inc.................................................
                                                                                             -------
      Total.............................................................................
                                                                                             =======

     The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults the purchase commitments of non-defaulting underwriters may be increased or the offering of common stock may be terminated.

     We have granted to the underwriters a 30-day option to purchase on a pro
rata basis up to      additional shares at the initial public offering price
less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of common stock.

     The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus and to selling
group members at that price less a concession of $      per share. The
underwriters and selling group members may allow a discount of $      per share
on sales to other broker/dealers. After the initial public offering, the public offering price and concession and discount to dealers may be changed by the representatives.

     The following table summarizes the compensation and estimated expenses we will pay.

                                                                   Per Share                               Total
                                                        --------------------------------     ----------------------------------
                                                            Without            With              Without              With
                                                        Over-allotment    Over-allotment     Over-allotment      Over-allotment
                                                        --------------    --------------     --------------      --------------
Underwriting discounts and
     commissions paid by us.........................    $                 $                  $                   $
Expenses payable by us..............................    $                 $                  $                   $

     We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 (the "Securities Act") relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus, except issuances pursuant to the exercise of employee stock options outstanding on the date hereof or pursuant to our dividend reinvestment plan.

     Our officers and directors and certain other shareholders have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any such aforementioned transaction is to be settled by delivery of our common stock or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus.

     The underwriters have reserved for sale, at the initial public offering
price, up to      shares of the common stock for employees, directors and
certain other persons associated with us who have expressed an interest in purchasing common stock in the offering. The number of shares available for sale to the general public in the offering will be reduced to the extent these persons purchase the reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares.

     We have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in that respect.

     We will apply to list the shares of our common stock on The Nasdaq Stock Market's National Market.

     Prior to this offering, there has been no public market for our common stock. The initial public offering price was determined by negotiation between us and the representatives of the underwriters. The principal factors that were considered in determining the public offering price included:

- the information set forth in this prospectus and otherwise available to the representatives;

-  the history and the prospectus for the industry in which we will compete;

-  the ability of our management;

-  our prospects for future earnings;

-  the present state of our development and our current financial condition;

- the general condition of the securities markets at the time of this offering; and

- the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies.

     The representatives, on behalf of the underwriters, may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934.

- Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position.

- Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

- Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions.

- Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the common stock to be higher than it would otherwise be in the absence of these transactions. These transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

     The distribution of the common stock in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are effected. Accordingly, any resale of the common stock in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common stock.

REPRESENTATIONS OF PURCHASERS

     Each purchaser of common stock in Canada who receives a purchase confirmation will be deemed to represent to us and the dealer from whom such purchase confirmation is received that (i) such purchaser is entitled under applicable provincial securities laws to purchase such common stock without the benefit of a prospectus qualified under such securities laws, (ii) where required by law, that such purchaser is purchasing as principal and not as agent, and (iii) such purchaser has reviewed the text above under "Resale Restrictions."

RIGHTS OF ACTION (ONTARIO PURCHASERS)

     The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

ENFORCEMENT OF LEGAL RIGHTS

     All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

     A purchaser of common stock to whom the Securities Act (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any common stock acquired by such purchaser pursuant to this offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from us. Only one such report must be filed in respect of common stock acquired on the same date and under the same prospectus exemption.

TAXATION AND ELIGIBILITY FOR INVESTMENT

     Canadian purchasers of common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the common stock in their particular circumstances and with respect to the eligibility of the common stock for investment by the purchaser under relevant Canadian legislation.

                                  LEGAL MATTERS

     The validity of the shares of our common stock offered hereby will be passed upon for us by Akin, Gump, Strauss, Hauer & Feld, L.L.P. Legal matters in connection with this offering will be passed upon for the underwriters by Cahill Gordon & Reindel, New York, New York.

                                     EXPERTS

     Our financial statements as of December 31, 1998 and 1999 and for each of the three years in the period ended December 31, 1999, included in this prospectus and the related financial statement schedule included elsewhere in the registration statement have been audited by McGladrey & Pullen, LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the registration statement, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission (SEC) a registration statement on Form S-1 under the Securities Act for the common stock sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and the accompanying exhibits and schedules. For further information about us and our common stock, we refer you to the registration statement and the accompanying exhibits and schedules. Statements contained in this prospectus regarding the contents of any contract or any other document to which we refer are not necessarily complete. In each instance, reference is made to the copy of the contract or document filed as an exhibit to the registration statement, and each statement is qualified in all respects by that reference.

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York and Chicago. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov.

                         INDEX TO FINANCIAL STATEMENTS

                          NEXT GENERATION NETWORK, INC.

                                                                                                        PAGE
                                                                                                        ----

Independent Auditor's Report........................................................................     F-2
Balance Sheets as of December 31, 1998 and 1999.....................................................     F-3
Statements of Operations for Year Ended December 31, 1997, 1998 and 1999............................     F-4
Statements of Changes in Stockholders' Deficit for the Years Ended
     December 31, 1997, 1998 and 1999...............................................................     F-5
Statements of Cash Flows for the Years Ended December 31, 1997, 1998 and 1999.......................     F-6
Notes to Financial Statements.......................................................................     F-7

                          INDEPENDENT AUDITOR'S REPORT


To the Board of Directors
Next Generation Network, Inc.
Eden Prairie, Minnesota

         We have audited the accompanying balance sheets of Next Generation Network, Inc. as of December 31, 1998 and 1999, and the related statements of operations, changes in stockholders' deficit, and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Next Generation Network, Inc. as of December 31, 1998 and 1999, and the result of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with generally accepted accounting principles.


                                            McGLADREY & PULLEN, LLP


Minneapolis, Minnesota
February 25, 2000

                          NEXT GENERATION NETWORK, INC.
                                 BALANCE SHEETS
                        AS OF DECEMBER 31, 1998 AND 1999

                                                                                                       December 31,
                                                                                             --------------------------------
                                                                                                 1998                1999
                                                                                             ------------        ------------
ASSETS  (Note 2)
          Current Assets:
             Cash and cash equivalents                                                       $ 24,710,213        $    403,435
             Trade accounts receivable, less allowance of $119,000
                  in 1998 and $120,000 in 1999                                                    468,725           1,511,939
             Other current assets                                                                  91,159              85,284
                                                                                             ------------        ------------

                                   Total current assets                                        25,270,097           2,000,658
                                                                                             ------------        ------------

          Equipment and Furnishings, at cost (Note 7)
             Equipment                                                                         12,068,615          17,303,681
             Office furniture, equipment, and software                                            888,951           1,421,334
             Leasehold improvements                                                               319,764             262,582
                                                                                             ------------        ------------
                                                                                               13,277,330          18,987,597
             Less accumulated depreciation and amortization                                     2,759,624           5,514,497
                                                                                             ------------        ------------
                                                                                               10,517,706          13,473,100
                                                                                             ------------        ------------

          Other Assets
             Deferred financing costs (net of accumulated
               amortization of $390,072 in 1998 and $911,188 in 1999)                           2,519,597           2,050,481
             Deposits, noncurrent trade receivables, and other assets                             145,971             191,730
                                                                                             ------------        ------------
                                                                                                2,665,568           2,242,211
                                                                                             ------------        ------------
                                                                                             $ 38,453,371        $ 17,715,969
                                                                                             ============        ============


LIABILITIES AND STOCKHOLDERS' DEFICIT
          Current Liabilities:
             Current maturities of long-term debt                                            $     21,439        $     24,949
             Accounts payable                                                                   1,211,742           2,721,429
             Accrued expenses (Notes 3 and 9)                                                   4,516,000           4,848,637
                                                                                             ------------        ------------

                                   Total current liabilities                                    5,749,181           7,595,015
                                                                                             ------------        ------------

          Non-current accrued site lease expense (Note 3)                                         207,712             223,239
                                                                                             ------------        ------------

          Long-term Debt, less current maturities (Note 2)                                     42,115,147          49,555,649
                                                                                             ------------        ------------

          Commitments (Notes 3,4 and 5)

          Mandatory Redeemable Preferred Stock (Notes 5 and 10) 14.8% Series B,
              nonvoting; authorized 91,100 shares;
                issued and outstanding 91,059 shares; stated at
                liquidation value plus accrued dividends                                        9,748,507          11,273,351
                14.8% Series C, nonvoting; authorized 90,000 shares; issued and outstanding 75,540 shares stated at
                liquidation value plus accrued dividends                                        7,024,323           8,123,598
                                                                                             ------------        ------------
                                                                                               16,772,830          19,396,949
                                                                                             ------------        ------------
          Stockholders' Deficit (Notes 5, 6, and 10)
              8.25% Series A cumulative preferred stock,
                nonvoting; authorized 20,000 shares; issued and
                outstanding 6,000 shares, stated at liquidation
                value, excluding cumulative unpaid dividends
                (aggregate liquidation value of $4,732,500 in 1998
                and $4,980,000 in 1999)                                                         3,000,000           3,000,000
          Common stock, $0.01 par value; authorized 20,000,000
                shares; issued and outstanding 2,662,680 shares                                    26,627              26,627

          Additional paid-in capital                                                            9,242,405           6,574,267
          Accumulated deficit                                                                 (38,660,531)        (68,655,777)
                                                                                             ------------        ------------
                                                                                              (26,391,499)        (59,054,883)
                                                                                             ------------        ------------
                                                                                             $ 38,453,371        $ 17,715,969
                                                                                             ============        ============


   The accompanying notes are an integral part of these financial statements

                          NEXT GENERATION NETWORK, INC.
                            STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999


                                                                          Years ended December 31,
                                                              -------------------------------------------------
                                                                 1997                1998                1999
                                                              -----------        ------------        ------------

Revenues:
       Advertising revenues                                   $ 1,243,868        $  2,609,512        $  5,682,125
       Less agency commissions                                    (39,325)            (47,851)           (186,503)
                                                              -----------        ------------        ------------

       Net advertising revenues                                 1,204,543           2,561,661           5,495,622
       Network equipment                                          137,279              26,309               4,807
       Network operating revenues                                 485,299               1,720                 840
                                                              -----------        ------------        ------------
           Total revenues                                       1,827,121           2,589,690           5,501,269
                                                              -----------        ------------        ------------

Costs and expenses:
       Network operating expenses (Note 3)                      2,256,387           4,140,918           6,936,130
       Selling expenses                                         1,757,523           6,062,770           8,980,846
       General and administrative expenses                      1,850,775           3,643,005           5,448,175
       Corporate overhead                                       1,408,366           2,093,299           3,618,305
       Depreciation and amortization                              713,892           1,371,959           2,764,005
       Cost of network equipment sales                             60,893               9,996               1,526
                                                              -----------        ------------        ------------
            Total costs and expenses                            8,047,836          17,321,947          27,748,987


            Operating loss                                     (6,220,715)        (14,732,257)        (22,247,718)

Non operating income (expense):
       Interest expense  (Note 2)                                (280,806)         (6,494,147)         (8,296,716)
       Interest income                                            113,037           1,563,427             616,362
       Other expense                                                   --                  --             (67,175)
                                                              -----------        ------------        ------------
            Net loss before preferred stock dividends          (6,388,484)        (19,662,977)        (29,995,247)
Preferred stock dividends (Note 5)                              1,630,836           2,515,590           2,871,619
                                                              -----------        ------------        ------------

            Net loss applicable to common stockholders        $(8,019,320)       $(22,178,567)       $(32,866,866)
                                                              ===========        ============        ============

            Basic and diluted net loss per common share       $     (3.01)       $      (8.33)       $     (12.34)
                                                              ===========        ============        ============
Weighted average number of common shares outstanding            2,662,680           2,662,680           2,662,680
                                                              ===========        ============        ============


   The accompanying notes are an integral part of these financial statements

                          NEXT GENERATION NETWORK, INC.
                 STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIT
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

                                         Series A
                                        Cumulative                                             Additional
                                      Preferred Stock                Common Stock                Paid-In
                                   Shares         Amount          Shares         Amount          Capital
                                   ------       ----------       ---------       -------       -----------

Balance, December 31,1996           6,000       $3,000,000       2,662,680       $26,627       $ 5,440,956
Accrued dividends on
  mandatory redeemable
  preferred stock                      --               --              --            --        (1,383,336)
Series C mandatory
  redeemable preferred stock
  issuance costs                       --               --              --            --          (155,566)
Compensation element of stock
  options forfeited (Note 6)           --               --              --            --           (21,129)
Net loss                               --               --              --            --                --
                                    -----       ----------       ---------       -------       -----------
Balance, December 31, 1997          6,000        3,000,000       2,662,680        26,627         3,880,925
Accrued dividends on
  mandatory redeemable
  preferred stock                      --               --              --            --        (2,268,090)
Issuance of Warrants in
  connection with PIK
  Notes (Note 2)                       --               --              --            --         7,700,000
Compensation element of stock
  options forfeited (Note 6)           --               --              --            --           (70,430)
Net Loss                               --               --              --            --                --
                                    -----       ----------       ---------       -------       -----------

Balance, December 31,1998           6,000        3,000,000       2,662,680        26,627         9,242,405
Accrued dividends on
  mandatory redeemable
  preferred stock                      --               --              --            --        (2,624,119)
Compensation element of
stock options forfeited (Note 6)       --               --              --            --           (44,019)
Net Loss                               --               --              --            --                --
                                    -----       ----------       ---------       -------       -----------
Balance, December 31,1999           6,000       $3,000,000       2,662,680       $26,627       $ 6,574,267
                                    =====       ==========       =========       =======       ===========



                                  Accumulated
                                     Deficit             Total
                                  ------------        ------------

Balance, December 31,1996          (12,609,071)         (4,141,488)
Accrued dividends on
  mandatory redeemable
  preferred stock                           --          (1,383,336)
Series C mandatory
  redeemable preferred stock
  issuance costs                            --            (155,566)
Compensation element of stock
  options forfeited (Note 6)                --             (21,129)
Net loss                            (6,388,484)         (6,388,484)
                                  ------------        ------------
Balance, December 31, 1997         (18,997,555)        (12,090,003)
Accrued dividends on
  mandatory redeemable
  preferred stock                           --          (1,664,741)
Issuance of Warrants in
  connection with PIK
  Notes (Note 2)                            --           7,700,000
Compensation element of stock
  options forfeited (Note 6)                --             (70,430)
Net Loss                           (19,662,977)        (19,662,977)
                                  ------------        ------------

Balance, December 31,1998          (38,660,531)        (26,391,499)
Accrued dividends on
  mandatory redeemable
  preferred stock                           --          (2,624,119)
Compensation element of
stock options forfeited (Note 6)            --             (44,019)
Net Loss                           (29,995,247)        (29,995,247)
                                  ------------        ------------
Balance, December 31,1999         $(68,655,777)       $(59,054,883)
                                  ============        ============


   The accompanying notes are an integral part of these financial statements

                          NEXT GENERATION NETWORK, INC.
                            STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999


                                                                                           Years Ended December 31,
                                                                             ---------------------------------------------------

                                                                                 1997                1998                1999
                                                                             -----------        ------------        ------------
Operating Activities:
      Net Loss                                                               $(6,388,484)       $(19,662,977)       $(29,995,247)
      Adjustments to reconcile net loss to net cash used in
         operating activities:
          Accretion of long term debt                                             88,027           1,255,840           1,612,452
          discounts
          Noncash interest on PIK Notes                                               --           4,813,050           6,145,895
          Amortization of deferred financing                                          --             390,072             521,116
          costs
          Depreciation and amortization                                          713,892           1,371,959           2,764,005
          Compensation element of stock options                                  (21,129)            (70,430)            (44,019)
          forfeited
          Loss from equity method investee                                            --                  --              67,175
          Other                                                                    1,896              17,710               8,454
          Changes in assets and liabilities:
             Receivables                                                        (270,530)           (124,617)         (1,015,544)
             Other current assets                                               (120,886)             29,728               5,875
             Accounts payable                                                   (198,148)            892,337           1,509,687
             Accrued expenses                                                  1,543,107             595,956               3,269
                                                                             -----------        ------------        ------------
          Net Cash Used In Operating Activities                               (4,652,255)        (10,491,372)        (18,416,882)
                                                                             -----------        ------------        ------------
Investing Activities:
      Purchases of equipment and furnishings                                  (1,278,775)         (7,899,479)         (5,733,059)
      Investments, purchases of other assets and                                (109,516)             66,752            (140,604)
      deposits
      Proceeds from sale of equipment                                                 --                  --               5,207
                                                                             -----------        ------------        ------------
          Net Cash Used in Investing Activities                               (1,388,291)         (7,832,727)         (5,868,456)
                                                                             -----------        ------------        ------------
Financing Activities:

      Borrowings under PIK Notes                                                      --          37,300,000                  --
      Principal payments on long-term debt                                       (56,149)         (1,923,764)            (21,440)
      Net proceeds from issuance of preferred stock                            5,143,245                  --                  --
      Proceeds from issuance of warrants                                              --           7,700,000                  --
      Deferred financing costs                                                   (78,603)         (2,831,066)                 --
                                                                             -----------        ------------        ------------
          Net Cash Provided by (Used in) Financing Activities                  5,008,493          40,245,170             (21,440)
                                                                             -----------        ------------        ------------
          Increase (decrease) in cash and cash                                (1,032,053)         21,921,071         (24,306,778)
          equivalents
Cash and cash equivalents
      Beginning                                                                3,821,195           2,789,142          24,710,213
                                                                             ===========        ============        ============
      Ending                                                                 $ 2,789,142        $ 24,710,213        $    403,435
                                                                             ===========        ============        ============


Supplemental Cash Flow Information
      Cash payments for interest                                             $   192,779        $     35,243        $     17,262
      Non cash activities:
         Increase in mandatory redeemable preferred stock and
            decrease in paid-in capital from accrued dividends                 1,383,336           2,268,090           2,624,119

         Accrued interest converted to long term debt(Note 2)                         --           2,441,000           5,853,000
         Increase in long term debt resulting from interest accretion                 --           1,255,840           1,612,452

         Reduction in paid-in capital from issuance
            costs on mandatory redeemable preferred stock                        155,566                  --                  --
         Equipment repurchased through issuance of notes payable                 996,514                  --                  --
         Stockholder note converted to Series C mandatory
          redeemable preferred stock (Note 5)                                    500,038                  --                  --
                                                                             ===========        ============        ============


   The accompanying notes are an integral part of these financial statements

                          NEXT GENERATION NETWORK, INC.
                          NOTES TO FINANCIAL STATEMENTS

NOTE 1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

         NATURE OF BUSINESS: Next Generation Network, Inc. (the "Company") sells advertising space and programming in a network of digital video advertising displays, known as E*billboards. The Company was founded in 1990 and thereafter developed its proprietary technology platform to deliver digital advertising and other media across its network of E*billboards in the U.S. At the same time, the Company concentrated its efforts on securing site agreements for the placement of E*billboards as well as recruiting local sales personnel and opening local sales offices in designated market areas.

         As of December 31, 1999, the Company has installed E*billboards at 5,031 sites and has secured long-term site rights covering approximately 5,000 additional sites. E*billboards have been installed in seventeen market areas, principally in major cities. The Company currently generates revenue principally through the sale of advertising on E*billboards and previously by selling equipment and exclusive territorial rights for the NGN system within certain markets (owner-operator networks). During 1997, the Company repurchased all E*billboard equipment from the owner-operators who, in turn, forfeited their territorial rights (see Note 7).

         A summary of the Company's significant accounting policies follows:

         REVENUE RECOGNITION: Advertising revenues are recognized at the time the advertisement appears on the network. The Company bills advertisers and recognizes revenue monthly for contracts that exceed one month in length, and on the first day of a month during which the advertisement appears on the network for contracts for shorter periods. Costs incurred for the production of media advertising are recognized in the initial month of the advertising service or contract period or as incurred during the advertising service period. Advertising revenues are reduced by agency commissions (generally fifteen percent) on the statements of operations. Revenue from network equipment sales is recognized upon installation of the equipment. Network operating revenues, which consist of network operating fees and royalties from advertising on owner-operator networks, are recognized in the period the service is provided. Network equipment sales and network operating revenues principally relate to former owner operators (See Note 7). In addition, the Company provides allowances for uncollectible revenues receivable based on Management's periodic assessment of the need for such allowances. Such allowances charged to expense amounted to $45,363 in 1997, $100,640 in 1998 and $223,396 in 1999.

         The Company recognized advertising revenues of $240,133 from a company affiliated with one of its Directors of which $99,860 was in trade accounts receivable at December 31, 1999.

         BARTER TRANSACTIONS: Barter transactions, which represent the exchange of E*billboard advertising for goods or services, are recorded at the estimated fair value of the products or services received, not to exceed the estimated fair value of the E*billboard advertising provided. The Company has valued all bartered revenues recognized and the resulting barter credit assets received at a substantial discount from the Company's standard advertising rates. Barter revenues are recognized as barter credit on the balance sheet when E*billboard advertising appears on the network, and barter expense is recognized when the related products or services are received or used. Barter revenues were $158,076 during 1997, $257,142 during 1998 and $62,116 during 1999, of which $47,738 and
$42,125 of barter credit are included in other current assets on the balance sheets at December 31, 1998 and 1999, respectively.

         CASH AND CASH EQUIVALENTS: For purposes of reporting cash flows, the Company considers any Treasury bills, commercial paper, certificates of deposit, and money market funds with an original maturity of three months or less to be cash equivalents. The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts.

         ADVERTISING EXPENSE: The Company expenses advertising costs as incurred. Advertising expense was approximately $15,000, $309,000, and $233,000 in 1997, 1998 and 1999, respectively.

         RESEARCH AND DEVELOPMENT COSTS: Expenditures for research and development activities performed by the Company, which principally relate to software feasibility, testing new equipment and exploring different applications, are charged to operations as incurred. Research and development expense was approximately $363,000, $430,000 and $233,000 for the years ended December 31, 1997, 1998 and 1999 respectively.

         SOFTWARE DEVELOPMENT COSTS: The majority of the Company's software development costs are associated with the internal development and enhancement of the NGN technology and software. During 1999 the Company adopted the provisions of Statement of Position 98-1 Accounting for Costs of Computer Software Developed or Obtained for Internal Use. Under the provisions of this Statement the Company capitalizes internal and external costs incurred to develop or upgrade and enhance its internal use NGN technology software during the application development stage if it is probable that such development or modifications will result in additional functionality. The Company capitalized $138,792 of such costs during 1999 and is amortizing them over their expected useful life of two years on a straight line basis. Prior to 1999 the Company's policy was to expense such costs as incurred and to include them with research and development costs.

         DEPRECIATION: It is the policy of the Company to provide depreciation based on estimated useful lives of its equipment and furnishings using the straight-line method. The Company is using five year lives on its E*billboard display equipment and three to seven year lives on its other equipment and furnishings. Leasehold improvements are being amortized over the terms of the respective leases.

         ACCOUNTING FOR LONG-LIVED ASSETS: The Company generates operating revenues with its long-lived assets and is in the process of building up an acceptable revenue base and related cash flows. Management has and will continue, on a periodic basis, to closely evaluate its equipment to determine potential impairment by comparing its carrying value with the estimated future net undiscounted cash flows expected to result from the use of the assets, including cash flows from disposition. Should the sum of the expected future net cash flows be less than the carrying value, the Company would recognize an impairment loss at that date. An impairment loss would be measured by comparing the amount by which the carrying value exceeds the fair value (estimated discounted future cash flows or appraisal of assets) of the long-lived assets. To date, management has determined that no impairment of long-lived assets exits.

         DEFERRED FINANCING COSTS: In connection with the issuance of Senior Secured PIK Notes in 1998 the Company incurred approximately $2,910,000 of financing costs which have been deferred and are being amortized over the five year term of the Notes using the interest method. In addition, as of December 31, 1999 the Company had incurred $52,000 of financing costs in connection with a private sale of its common stock subsequent to year end (see Note 10). These costs have been deferred and will be recorded as a reduction of the common stock sales proceeds in 2000.

         INVESTMENT: The Company has an investment in Next Generation Network International, LLC ("NGN International") which was formed for the purpose of researching the development of markets for E*billboards in several countries outside of the U.S. The Company owns 50% of NGN International and one of the Company's directors controls the remaining 50%. The Company's interest in this entity is reflected in other assets on the balance sheet and activity to date is reflected as other expense on the statement of operations.

         BASIC AND DILUTED NET LOSS PER SHARE: Basic per share amounts are computed, generally, by dividing net income or loss by the weighted-average number of common shares outstanding. Diluted per share amounts assume the conversion, exercise, or issuance of all potential common stock instruments unless their effect is antidilutive, thereby reducing the loss or increasing the income per common share.

         Loss per share has been adjusted for undeclared, cumulative dividends on the Company's Series A cumulative preferred stock which totaled $247,500 for each of the years ended December 31, 1997, 1998, and 1999, and the dividends accrued on the Series B and C mandatory redeemable preferred stock of $1,383,336, $2,268,090, and $2,624,119 for the years ended December 31, 1997,
1998, and 1999, respectively. As described in Note 6, the Company has options and warrants outstanding to purchase shares of common stock, and the Series A, B, and C preferred stock is convertible into common stock. However, because the Company has incurred losses in all periods presented, the inclusion of those potential common shares in the calculation of diluted loss per share would have an antidilutive effect. Therefore, basic and diluted loss per share amounts are the same in each period presented.

         INCOME TAXES: The Company accounts for deferred taxes on an asset and liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

         ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         FAIR VALUE OF FINANCIAL INSTRUMENTS: The financial statements include the following financial instruments and the methods and assumptions used in estimating their fair value: for cash and cash equivalents, the carrying amount is fair value; for trade accounts receivable and accounts payable, the carrying amounts approximate their fair values due to the short term nature of these instruments; and for the fixed rate notes payable the estimated fair value approximates the carrying value based on discounted cash flows using interest rates being offered for similar borrowing. No separate comparison of fair values versus carrying values is presented for the aforementioned financial instruments since their fair values are not significantly different than their balance sheet carrying amounts. In addition, the aggregate fair values of the financial instrument would not represent the underlying value of the Company.

         SEGMENTS: The Company believes that it has one operating segment, although certain separate financial information by the Company's market areas is available. That is, the services being provided, the development of the services, the method in which the services are being delivered and the customers the services are being provided to, are similar.

         REPORTING COMPREHENSIVE INCOME: For the Company, reporting comprehensive income is equivalent to reporting operating results in the statement of operations.


NOTE 2. LONG-TERM DEBT:

On February 18, 1998, the Company issued 45,000 units representing $45 million principal amount of 12% Series A Senior Secured PIK Notes (the "Notes") and warrants to purchase 125,240 shares of common stock (the "Warrants"). The Notes mature on February 1, 2003. Interest on the Notes is payable semiannually in arrears on February 1 and August 1 of each year commencing August 1, 1998. Interest on the Notes is payable either in cash or in additional Notes, at the option of the Company, until August 1, 2000, and thereafter is payable in cash. At the time of issuance, each Warrant entitled the holder to purchase one share of common stock at an exercise price of $0.001 per share, representing in the aggregate approximately 20% of the common stock on a fully diluted basis at the time of issuance. The number of shares purchasable by holders of the Warrants is subject to antidilution adjustments. The Warrants are detachable and are exercisable anytime prior to February 1, 2008. For financial reporting purposes the aforementioned Notes have been recorded net of the value ascribed to the Warrants which is in effect an original issuance discount on the Notes. This discount is being amortized as additional interest expense over the five year term of the Notes using the interest method. The value ascribed to the Warrants was $7.7 million, and was recorded as additional paid in capital. The Warrant value was determined based on the total estimated potential market capitalization of the Company's common stock, on a fully diluted basis before the Warrant issuance, using an estimated per share value of $7.70 per share (post stock split) and the percentage of such value that the Warrants represent, if exercised. In 1998 and 1999, the Company issued additional Notes in payment of $2,441,000 and $5,853,000, respectively, of accrued interest on the aforementioned Notes.

         On August 19, 1998, all Series A Senior Secured PIK Notes were exchanged for Series B 12% Senior Secured PIK Notes due 2003. Generally, the form and terms of the Series B Notes are the same as the Series A Notes except that they do not bear legends restricting their transfer.

         The Notes are secured by a first priority lien on substantially all assets of the Company except for certain equipment collateralizing noninterest-bearing notes included in long-term debt. The Notes contain certain restrictive covenants that among other things prohibit the payment of dividends on, and the redemption of, the Company's capital stock.

      A summary of long-term debt at December 31, 1998 and 1999 is as follows:

                                                                                    1998             1999
                                                                                ------------      -----------
      12% Series B Senior Secured PIK Notes due February 2003 (net of
         $6,606,331 and $5,181,775, respectively, of unamortized discount attributed to warrants issued in connection with PIK Notes) (See
         above)                                                                  $40,834,669      $48,112,225

      Noninterest-bearing note payable, discounted at 15%, total of
         $700,000 payable based on certain cash flows, if any, with balance
         due December 2001, secured by equipment repurchased (Note 7)                460,260          529,300

      Noninterest-bearing note payable, discounted at 15%, total of
         $1,500,000 payable August 2003, plus 10% of certain net revenues,
         if any, secured by equipment repurchased (Note 7)                           786,452          905,308

      Other debt-capital lease obligations                                            55,205           33,765
                                                                                 -----------      -----------
                                                                                  42,136,586       49,580,598

      Less current maturities                                                         21,439           24,949
                                                                                 -----------      -----------
                                                                                 $42,115,147      $49,555,649
                                                                                 ===========      ===========

         The long term debt excluding capital lease obligations and assuming full accretion of related discounts is payable as follows: $700,000 in 2001 and $54,794,000 in 2003.

         Interest expense on an 8% note payable to a shareholder was approximately $176,000 and $20,000 for the years ended December 31, 1997 and 1998, respectively. This note of approximately $1,875,000 was repaid in full on February 18, 1998.

NOTE 3. LEASE COMMITMENTS

         SITE AGREEMENTS: In connection with the E*billboard network, the Company enters into site agreements that provide for revenue-sharing arrangements (based on percentage of net advertising revenues) with the operators of the sites in which its E*billboards are located. The Company accrues as monthly site agreement expense the greater of the computed amount based on a percent of revenue or, where applicable, the appropriate portion of an annual minimum.

         At December 31, 1999, in connection with the aforementioned arrangements, the Company was committed to certain minimum site agreement fees of approximately $3,262,000 annually through the year 2003, based on E*billboards installed as of December 31, 1999. The Company is highly dependent upon one multistore site agreement and 65 percent of the Company's E*billboards are located in sites covered by this agreement which expires on January 1, 2004, if not renewed. This agreement also requires the Company to have E*billboards in a specified number of locations by November 30, 2000 or be subject to $150,000 of liquidated damages.

         Site agreement fees included in network operating expenses in the statements of operations were, $1,120,431, $2,087,945 and $3,465,350, for the years ended December 31, 1997, and 1998 and 1999 respectively.

         OPERATING LEASES: The Company leases its offices and warehouse facilities under noncancelable operating leases, which require various monthly payments including operating costs. The approximate future minimum lease payments under operating leases at December 31, 1999 are as follows:

Years ending December 31:

                  2000                                         $1,490,000
                  2001                                          1,255,000
                  2002                                          1,215,000
                  2003                                            994,000
                  2004                                            683,000
                  Thereafter                                    1,367,000
                                                               ----------
                                                               $7,004,000
                                                               ==========

         Rent expense amounted to approximately $303,000, $623,000, and $1,567,000 for the years ended December 31, 1997, 1998, and 1999 respectively. Letters of credit in the amount of approximately $193,000 are outstanding at December 31, 1999 as security for certain of these leases.

NOTE 4. EMPLOYMENT AGREEMENTS

         Effective January 1, 2000 the Company entered into new employment agreements with two officers, who are also significant shareholders of the Company. These agreements, which extend to January 31, 2004, provide for an annual base salary for each officer of $300,000. Bonuses are payable to these officers solely at the discretion of the Board of Directors. If the officers are terminated without cause or if the officers elect to terminate their employment under certain circumstances the Company is required to pay them the greater of the remaining amounts payable under the agreements or two times their annual base salary. Under a prior employment agreement one of these officers received 230 shares (valued at $17,710) of Series C Preferred Stock in 1998.

         The Company issued 88,310 shares of restricted common stock to one of these officers and 49,830 shares of restricted common stock to the other officer in 1996, effectively in exchange (at $7.70 per share) for $1,063,656 of deferred compensation obligations payable to them under prior employment agreements. Such shares are subject to forfeiture in certain circumstances under the January 1, 2000 employment agreements and become unrestricted (vest) December 31, 2006 or upon the occurrence of death, disability, qualifying public offering, certain business combinations, termination without cause and in certain other circumstances.


NOTE 5. COMMON AND PREFERRED STOCK

         COMMON STOCK AUTHORIZED AND STOCK SPLIT: The Company amended its Certificate of Incorporation to increase the number of authorized shares of common stock of the Company to 20,000,000 shares in January, 2000. In addition, the outstanding common stock of the Company was split on a ten for one basis, effective April 26, 1999. The effect of the stock split has been retroactively reflected in the financial statements for all periods presented.

         PREEMPTIVE RIGHTS: As of December 31, 1999, holders of 1,765,930 shares of Common Stock (including shares issuable upon exercise of outstanding warrants or upon conversion of Preferred Stock), or their transferees, are entitled to certain rights permitting them to maintain their percentage common equity interest in the Company (on a fully diluted basis).

         PREFERRED STOCK: The Company's Board of Directors has authorized 500,000 shares of preferred stock for designation and issuance, of which 298,900 shares were not designated as of December 31, 1999.

         DIVIDEND RESTRICTIONS: The Company is restricted from paying dividends under its indenture covering the Series B Notes, as well as under its Series A, Series B, and Series C Preferred Stock.

         SERIES A CUMULATIVE PREFERRED STOCK: See Note 10 for partial conversion to common stock subsequent to December 31, 1999.

         The Company's 8.25% Series A cumulative preferred stock is convertible at the option of the holder into Common Stock, at any time prior to the close of business on the tenth day prior to the date fixed for a redemption or exchange by the Company, at a conversion price of $13.527 per common share (equivalent to a conversion rate of 36.96 shares of common stock for each share of preferred stock).

         The Series A preferred stock is redeemable at the option of the Company, if not previously converted into common stock, in whole or in part, at $500 per share, plus accrued and unpaid dividends to the redemption date.

         Dividends of $247,500 for each of the years ended December 31, 1997, 1998, and 1999 were not declared nor paid. Dividends in arrears totaled $1,732,500 and $1,980,000 at December 31, 1998 and 1999, respectively. The dividends in arrears are also convertible into common stock at a conversion price of $13.527 per common share.

         SERIES B MANDATORY REDEEMABLE PREFERRED STOCK: See Note 10 for conversion to common stock subsequent to December 31, 1999.

         The Series B Senior Cumulative Compounding Redeemable Preferred Stock was equal in all respective rights with the Series C Preferred Stock and senior to all other classes of capital stock with respect to dividend and liquidation rights. Dividends, which accrue at 14.8% on an initial liquidation value of $77 per share, were to be paid quarterly on March 1, June 1, September 1, and December 1. On each dividend payment date, accrued dividends, to the extent unpaid, were compounded upon the stock's liquidation value. For the years ended December 31, 1997, 1998, and 1999, dividends of $1,125,070, $1,318,592, and
$1,524,844 respectively, were accrued relative to those years but were not paid.

         The Series B Preferred Stock and all accrued unpaid dividends were convertible, in whole or in part, at the option of the holder into common stock at a conversion price of $7.70 per share (representing 1,094,790, 1,266,040, and 1,464,072 shares of common stock at December 31, 1997, 1998, and 1999, respectively). The stock was convertible at the option of the Company in the event of a qualifying public offering. The stock was also redeemable in whole, but not in part, at the option of the Company at a redemption price of $308 per share at any time prior to the mandatory redemption date, which was September 2003. At that time, the Company would have been required to redeem all outstanding shares of the Series B preferred stock at a redemption price of $77 per share, adjusted for cumulative compounded unpaid dividends.

         SERIES C MANDATORY REDEEMABLE PREFERRED STOCK: See Note 10 for conversion to common stock subsequent to December 31, 1999.

         During 1997, the Company's Board of Directors created and designated for issuance 90,000 shares of $1 par Series C Senior Cumulative Compounding Convertible Redeemable Preferred Stock. This preferred stock contained terms and provisions that were virtually identical to the Series B Preferred Stock except for the mandatory redemption date, which was March 2003 for Series C.

         During 1997, the Company issued 75,310 shares of Series C Preferred Stock to private investors at $77 per share. Proceeds upon issuance of this stock, net of issuance costs of approximately $156,000 totaled approximately $5,643,000, which consisted of approximately $5,143,000 in cash and conversion of a stockholder note of $500,038. For the years ended December 31, 1997, 1998 and 1999, dividends of, $258,266, $949,498, and $1,099,275, respectively, were accrued relative to those years on this preferred stock and were not paid.

         The Series C Preferred Stock and all accrued unpaid dividends were convertible into common stock at a conversion price of $7.70 (representing, 786,640, 912,250 and 1,055,013 shares of common stock at December 31, 1997, 1998 and 1999, respectively). The terms were similar to the Series B Preferred Stock.

NOTE 6. STOCK OPTIONS AND WARRANTS

         The Company has a 1993 Stock Option Plan effective January 1, 1994, a 1994 Stock Option Plan effective December 15, 1994 and a 1998 Nonqualified Stock Option Plan effective November 20, 1998 (the Plans). The Plans permit the granting of incentive stock options and nonqualified options. A total of 40,000, 80,000, and 820,000 shares of the Company's common stock have been reserved for issuance pursuant to options granted under the 1993, 1994, and 1998 Plans, respectively.

         Grants under the Plans are accounted for following APB Opinion No. 25 and related interpretations. During 1997, 1998 and 1999, certain compensatory options were forfeited, resulting in the reversal of $21,129, $70,430 and $44,019, respectively, of compensation expense. Had compensation cost for the options been determined using the fair value method required by FASB Statement No. 123, the Company's basic and diluted net loss applicable to common stockholders and net loss per common share on a pro forma basis would have been as follows:

                                                                  Years Ended December 31
                                                  ---------------------------------------------------------
                                                         1997               1998                 1999
                                                  --------------      ---------------      ----------------

Net loss applicable to common stockholders:
    As reported ............................      $  (8,019,320)      $  (22,178,567)      $  (332,866,866)
    Pro forma ..............................         (8,088,000)         (22,269,000)          (33,234,000)
Basic and diluted net loss per common share:
    As reported ............................              (3.01)               (8.33)               (12.34)
    Pro forma ..............................              (3.04)               (8.36)               (12.48)

         The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants: risk-free interest rates of 6.16% and 6.50% in 1997 and 1999, respectively; expected lives of 5 years; expected volatility of 10%; and no dividends.

         A summary of stock option activity is as follows:

                                                                   Weighted                       Weighted
                                                                 Average Grant                   - Average
                                                                   Date Fair                      Exercise
                                                                     Value           Shares        Price
                                                                     -----           ------        -----
           Outstanding at December 31, 1996                                           59,060       $2.14
              Granted                                                $7.70            10,000        7.70
              Canceled                                                  --            (3,000)        .10
                                                                                    --------
           Outstanding at December 31, 1997                                           66,060        3.08
              Cancelled                                                 --           (15,000)       3.08
                                                                                    --------
           Outstanding at December 31, 1998                                           51,060        3.08
              Granted                                                 7.70           815,000        7.70
              Cancelled                                                 --          (104,250)       7.24
                                                                                    --------
           Outstanding at December 31, 1999                                          761,810        7.45
                                                                                    ========

         The Company believes the exercise price of options granted was greater than or equal to the per share fair value of the Company's common stock as of the date of grant. In 1997 this was based on significant recent cash sales of securities convertible into common stock at $7.70 per share. In 1999 the Company obtained an opinion from an independent investment services organization that the fair value of the Company's stock was less than $7.70 per share.

         The weighted average fair value per option for options granted during 1997 and 1999 was $2.10 and $2.19, respectively, based on the Black-Scholes option pricing model. No options were granted in 1998.

         There were 3,308 3,506, and 28,810, options exercisable at December 31, 1997, 1998 and 1999 at weighted-average exercise prices of $0.37, $0.97 and $1.16, respectively.

         The following table summarizes additional information about stock options outstanding as of December 31, 1999:


                                                                  Weighted Average        Number of Options
                                     Number of Options          Remaining Contractual       Exercisable at
   Range of exercise prices             Outstanding               Lives (In Years)        December 31, 1999
   ------------------------             -----------               ----------------        -----------------
             $.10                          24,810                        4.0                    24,810
            $7.70                         737,000                        8.8                     4,000
                                          -------                                               ------
                                          761,810                                               28,810
                                          =======                                               ======

         WARRANTS: The Company issued warrants to purchase 31,000 shares of common stock at a price of $7.143 per share, exercisable any time prior to May 1, 2000, in connection with a 1995 financing arrangement. Since the exercise price approximated the estimated fair value of the common stock at date of issuance and since the scheduled interest over the term of the financing was not significantly different than interest computed using the Company's incremental borrowing rate, no separate value was ascribed to the warrants as it was determined to be immaterial.

         In connection with the Company's issuance of Senior Secured PIK Notes the Company issued warrants to purchase 1,252,400 shares of its common stock at a price of $.01 per share, exercisable at any time prior to February 1, 2008. A value of $7.7 million was ascribed to these warrants (See Note 2). Due to antidilution provisions, these warrants allowed the holders to acquire 1,401,792 shares of common stock as of December 31, 1999.


NOTE 7. TERRITORIAL AGREEMENTS AND REPURCHASE OF NETWORK EQUIPMENT

         In January 1997, the Company entered into an agreement with one of its two NGN owner-operators whereby the Company repurchased equipment (which had been previously paid for in full) originally sold by the Company in exchange for a $700,000 note payable. In addition, the owner-operator forfeited its territorial rights. This equipment repurchase was not a condition of or done in connection with the terms of the original territorial agreement and equipment sales contract. The note is noninterest-bearing and is payable annually at an amount equal to 40% of operating cash flows generated by the former owner-operator's territory with the unpaid balance of the note due December 31, 2001. The note is secured by the equipment repurchased. The Company recorded the note and the repurchased equipment at $348,023, the present value of the note using a discount rate of 15% and no assumed payments until maturity. No periodic payments were assumed since the former owner-operator's territory was not generating positive operating cash flow at the time of the equipment repurchase and there is no assurance that such positive cash flow will be achieved and in what amount.

         In April 1997, the other NGN owner-operator gave notice of forfeiture of its territorial rights and its option to purchase the exclusive rights to certain additional designated NGN territories, effective as of August 18, 1997. The Company subsequently entered into an agreement with the owner-operator whereby, in August 1997, the Company repurchased equipment (which had been previously paid for in full) originally sold by the Company in exchange for $25,000 cash and a $1,500,000 note payable. This equipment repurchase was not a condition of or done in connection with the terms of the original territorial agreement and equipment sales contract. The note is noninterest-bearing and is payable in full on August 18, 2003. The note is secured by the equipment repurchased. The Company has also agreed to pay the former owner-operator 10 percent of the net revenues generated by the forfeited Florida territory for the term of the note. The Company recorded the repurchased equipment at $25,000 plus $648,491, the present value of the note using a discount rate of 15%.

         In the aforementioned equipment repurchase transactions the entire recorded present value repurchase price approximated less than fifty percent of the original aggregate installed cost of the E*billboards (monitor equipment). The Company believes this equipment has a five year useful life and at time of repurchase had been used an average approximately six months to one year. The Company allocated all of the repurchase price to the E*billboards in place since it believed its fair value was significantly greater than the present value of the total repurchase price. No value was allocated to the territorial rights since they were forfeited, not repurchased, and since the estimated fair value of the tangible assets repurchased more than exceeded their repurchase cost as noted above. The repurchased E*billboards are being depreciated over their approximate remaining useful lives.


NOTE 8: INCOME TAXES

         Deferred income tax assets (liabilities) consisted of the following:

                                                                  December 31
                                                       -------------------------------
                                                           1998               1999
                                                       ------------       ------------
Deferred tax assets:
   Net operating loss carryforwards                    $ 14,523,000       $ 26,920,000
   Tax credit carryforwards                                 166,000            166,000
   Non-deductable compensation                              541,000            530,000
   Allowance for uncollectible accounts and other            64,000             93,000
                                                       ------------       ------------
                                                         15,294,000         27,709,000
Deferred tax liabilities:
   Depreciation and amortization                           (118,000)          (449,000)
                                                       ------------       ------------
Net deferred tax                                         15,176,000         27,260,000
Less valuation allowance                                (15,176,000)       (27,260,000)
                                                       ------------       ------------

                                                       $         --       $         --
                                                       ============       ============

         The Company had valuation allowances of $15,176,000 and $27,260,000 against its deferred tax assets to reduce those assets to amounts that management believes are appropriate at December 31, 1998 and 1999, respectively.

         The Company's income tax expense (benefit) differed from that which would result from applying the statutory federal rate to the Company's net loss as follows:

                                                                     Years ended December 31,
                                                        --------------------------------------------------
                                                            1997               1998               1999
                                                        ------------       ------------       ------------
Statutory rate applied to loss before income taxes      $ (2,172,000)      $ (6,685,500)      $(10,198,000)
State income tax benefit net of federal tax effect
    and other                                               (288,000)        (1,136,000)        (1,886,000)

Change in deferred tax valuation allowance
    resulting from unused NOLs                             2,460,000          7,821,000         12,084,000
                                                        ------------       ------------       ------------
                                                        $         --       $         --       $         --
                                                        ============       ============       ============

         The Company has tax net operating loss and tax credit carryforwards which are available to reduce income taxes payable in future years. Future utilization of these loss and credit carryforwards is subject to certain limitations under provisions of the Internal Revenue Code including limitations subject to Section 382, which relate to a 50 percent change in control over a three-year period, and are further dependent upon the Company attaining profitable operations. The Company believes that the issuance of warrants during 1998 (see Note 2) resulted in an "ownership change" under Section 382. Accordingly, the Company's ability to use net operating loss carryforwards generated prior to February 1998, (generally those expiring in 2012 and in prior years) may be limited to approximately $1.3 million per year. Future equity transactions could further limit the utilization of those loss carryforwards. The carryforwards and credits will expire as follows:

                                       Operating Loss           Tax Credit Carryforwards
              Year                      Carryforwards

              2005                        $   627,000                           $     --
              2006                          1,532,000                                 --
              2007                          1,536,000                                 --
              2008                          1,400,000                                 --
              2009                          1,442,000                            100,000
              2010                          2,165,000                             15,000
              2011                          1,959,000                             24,000
              2012                          6,364,000                             27,000
              2018                         20,172,000                                 --
              2019                         30,105,000                                 --
                                          -----------                           --------
                                          $67,302,000                           $166,000
                                          ===========                           ========

NOTE 9. ACCRUED EXPENSES

       The components of accrued expenses are as follows:

                                                             December 31,
                                                      --------------------------
                                                         1998             1999
                                                      ----------      ----------

                     Site agreement fees              $1,807,422      $1,382,091
                     Interest                          2,372,050       2,664,945
                     Compensation                        207,952         561,032
                     Legal fees                             --           167,000
                     Other                               128,576          73,569
                                                      ----------      ----------
                                                      $4,516,000      $4,848,637
                                                      ==========      ==========

NOTE 10. EVENTS SUBSEQUENT TO DECEMBER 31, 1999

         LICENSE AGREEMENT: On January 17, 2000 the Company entered into a ten year agreement with an unrelated company (licensee) for the worldwide rights to license and distribute the E*billboard System in and around elevator and shuttle installations and immediately adjacent to escalators and moving walkways. The licensee shall be solely responsible for the installation, maintenance and configuration of the E*billboard equipment and software, as well as acquiring and contracting with customers (locations), in the aforementioned venues. Under this arrangement, the Company will be responsible for, among other things, operation of the NGN System and selling, producing and delivering advertisements on the E*billboards in the licensee's venues. The Company and the licensee have a sharing arrangement for advertising or other revenues generated under this arrangement.

         SALE OF COMMON STOCK: Through a Stock Purchase Agreement dated January 28, 2000 the Company sold 3,025,017 shares of its common stock at $10 per share to an entity affiliated with the aforementioned licensee. This sale represented approximately thirty percent of the Company's common stock, as calculated on a fully diluted basis, immediately after giving effect to the issuance of the shares.

         Concurrent with and as a condition precedent to the January 28, 2000 stock sale all of the outstanding shares of the Company's Series B and C Senior Cumulative Compounding Convertible Redeemable Preferred Stock together with all accrued and unpaid dividends were converted into 2,546,353 shares of Company common stock. In addition, 2,760 shares of the Company's Series A Convertible Exchangeable Preferred stock together with accumulated unpaid dividends thereon were converted into 169,346 shares of Company common stock.

         In connection with the Stock Purchase Agreement: amended and restated Certificates of Incorporation and Amended and Restated Bylaws were adopted; Restated Stockholders and Restated Registration Rights agreements were executed; and certain preemptive and antidilution rights relative to shares and warrants were terminated, or waived for this transaction.

         SENIOR SECURED NOTE REPURCHASE: On February 25, 2000, the Company repurchased $18,092,000 face amount of its senior secured notes from the noteholder, who is also a stockholder of the Company, for $2,927,579. As of the date of this transaction the repurchased senior secured notes and related accrued interest, net of unamortized discount, had a net book value of $16,665,000.

         STOCK OPTIONS: In February 2000, the Company adopted the 2000 Stock Incentive Plan and reserved 1,300,000 shares of common stock for use in connection with the plan. In addition, the Company's Board of Directors granted 666,000 stock options to management. These grants will be effective with the completion of an initial public offering and each option will have an exercise price equal to the initial public offering price per share. At the same time the Board of Directors also granted options to acquire 278,000 shares at an exercise price of $10.00 per share to Company employees under its other stock option plans.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 13 -- OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The estimated expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions are set forth in the following table. The Company will pay all expenses of issuance and distribution. Each amount, except for the SEC, NASD and the NASDAQ, is an estimate.

             SEC registration fees....................................    $   30,360
             NASD filing fees.........................................    $   12,000
             Nasdaq application fee...................................    $
             Transfer agent's and registrar's fees and expenses.......    $
             Printing and engraving expenses..........................    $
             Legal fees and expenses..................................    $
             Accounting fees and expenses.............................    $
             Blue sky fees and expenses...............................    $
             Miscellaneous............................................    $
                                                                          ----------
                       Total..........................................    $
                                                                          ==========

ITEM 14 -- INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Our certificate of incorporation provides that it shall indemnify the directors, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law (DGCL). Section 145 of the DGCL permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful.

     Moreover, our employment agreements with Gerard P. Joyce and Thomas M. Pugliese provide that we will indemnify them and their legal representatives to the fullest extent permitted by the DGCL and our existing by-laws. These employees are entitled to the protection of any insurance policies we may elect to maintain generally for the benefit of our directors and officers. Furthermore, we have agreed to indemnify these employees or their designated representatives for all reasonable fees and expenses they may incur in initiating legal action to enforce their rights and benefits under their respective employment agreements, in the event of our breach or default, in which they prevail.

     In addition, on September 25, 1996, we entered into an indemnification agreement with Michael Marocco, one of our directors. Under the agreement, Mr. Marocco is entitled to be indemnified to the fullest extent permitted by law. In addition, he can obtain advancement of all expenses incurred in connection with the indemnification claim, provided that, if the reviewing party determines that he is not entitled to indemnification under applicable law, we are entitled to be reimbursed by him.

ITEM 15 -- RECENT SALES OF UNREGISTERED SECURITIES

     On January 28, 2000, we entered into an agreement with Nevada Bond Investment Corp. II (NBIC), a wholly owned subsidiary of United Technologies Corporation (UTC), the parent company of Otis. Under the agreement, NBIC acquired newly issued shares of our common stock, representing 30% of our common equity (on a fully diluted basis after giving effect to the issuance), for approximately $30.0 million in cash, at a price of $10.00 per share.

     On February 18, 1998, we sold 45,000 units representing $45.0 million principal amount of 12% series A senior secured PIK notes due 2003 and warrants to purchase 125,240 shares of common stock. On April 2, 1998, we filed a registration statement under the Securities Act, which became effective on August 19, 1998, relating to the issuance of 12% series B senior secured PIK notes due 2003, which have the same terms as the series A notes, except that they do not bear restrictions on transfer. All the outstanding series A notes were exchanged for the series B notes.

     Series A preferred stock. Our 8.25% series A preferred stock (series A preferred stock) is convertible at the option of the holder into common stock, at any time prior to the close of business on the tenth day prior to the date fixed for a redemption or exchange by us, at a conversion price of $13.527 per common share (equivalent to a conversion rate of 36.96 shares of common stock for each share of preferred stock). The series A preferred stock is redeemable at our option, if not previously converted into common stock, in whole or in part, at $500 per share, plus accrued and unpaid dividends to the redemption date. The dividends in arrears are also convertible into common stock at a conversion price of $13.527 per common share.

      Series B preferred stock. Our series B senior preferred stock was equal in all respective rights with our series C preferred stock and senior to all other classes of capital stock with respect to dividend and liquidation rights. The series B preferred stock and all accrued unpaid dividends were convertible, in whole or in part, at the option of the holder into common stock at a conversion price of $7.70 per share (representing 1,464,072, 1,266,040, and 1,094,790 shares of common stock at December 31, 1999, 1998, and 1997, respectively). The stock was also redeemable in whole, but not in part, at our option at a redemption price of $308 per share at any time prior to the mandatory redemption date, which was September 2003. At that time, we would have been required to redeem all outstanding shares of the series B preferred stock at a redemption price of $77 per share, adjusted for cumulative compounded unpaid dividends.

     Series C mandatory redeemable preferred stock. During 1997, our board of directors created and designated for issuance 90,000 shares of $1 par series C senior cumulative compounding convertible redeemable preferred stock (series C preferred stock). This preferred stock contained terms and provisions that were virtually identical to the series B preferred stock, which were issued in 1996. During 1997, we issued 75,310 shares of series C preferred stock to private investors at $77 per share. Proceeds upon issuance of this stock, net of issuance costs of approximately $156,000, totaled approximately $5,643,000, which consisted of approximately $5,143,000 in cash and conversion of a stockholder note of $500,038.

     The issuances of securities described above were made in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act.


ITEM 16 -- EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)      Exhibits

NUMBER         DESCRIPTION
------         -----------
3.1(a)         Amended and Restated Certificate of Incorporation*****
3.2(a)         Amended and Restated By-Laws*****
4.1(a)         Indenture dated as of February 1, 1998 between the Company and the Trustee*
4.1(b)         Amendment No. 1 dated as of January 28, 2000 to Indenture dated as of February 1, 1998*****
4.1(c)         Warrant Agreement dated as of February 18, 1998 by and between the Company and United States Trust Company of New York as
               Warrant Agent*****
4.1(d)         Amendment No. 1 dated January 28, 2000 to the Warrant Agreement dated February 18, 1998*****
4.1(e)         Exchange and Registration Rights Agreement dated February 18,
               1998 between the Company and the Initial Purchaser*
4.1(f)         Pledge Agreement dated February 18, 1998 between the Company and the Initial Purchaser*
4.1(g)         Security Agreement dated February 18, 1998 between the Company and the Initial Purchaser*
4.1(h)         Amendment No. 1 dated January 28, 2000 to the Security Agreement dated February 18, 1998*****
4.1(i)         Purchase Agreement dated February 18, 1998 between the Company and the Initial Purchaser*
4.1(j)         Unit Agreement dated February 18, 1998 between the Company and the Initial Purchaser*

4.1(k)         Form of Co-Investment Agreement relating to issuances of
               Preferred Stock in 1997*
4.1(l)         Stock Purchase Agreement dated January 28, 2000 between the
               Company and Nevada Bond Investment Corp. II*****
4.1(m)         Agreement for Consents and Waivers dated as of January 21, 1998 by and among 21st Century Communications Partners, L.P., 21st
               Century Communications T-E Partners, L.P. and 21st Century
               Communications Foreign Partners, L.P. and Pulitzer Publishing
               Company*****
4.1(n)         Amendment for Consents and Waivers dated as of January 21, 1998 by 21st Century Communication Partners, L.P., 21st Century
               Communications T-E Partners, L.P. and 21st Century Communications
               Foreign Partners, L.P. and Pulitzer Publishing Company*****
4.1(o)         Amended and Restated Registration Rights Agreement among the
               Company and certain of its security holders dated as of January
               28, 2000*****
4.1(p)         Common Stock Registration Rights and Stockholders Agreement dated as of February 19, 1998 by and between the Company and NatWest
               Capital Markets Limited*****
4.1(q)         Amendment No. 1 dated January 28, 2000 to the Common Stock
               Registration Rights and Stockholders Agreement dated February 18,
               1998*****
4.1(r)         Amended and Restated Stockholders' Agreement among the Company and certain of its securities holders dated as of January 28,
               2000. *****
4.1(s)         Joinder Agreement dated as of December 26, 1995 by and among
               Stephen Adams, Gerard P. Joyce and Thomas M. Pugliese*
5.1(a)         Opinion of Akin, Gump, Strauss Hauer & Feld, L.L.P. *****
10.1(a)        Memorandum of Understanding between the Company and Alex
               Zubillaga***
10.1(b)        Assignment of Security Interest in United States Copyrights dated as of February 18, 1998 by and between the Company and United
               States Trust Company of New York as Collateral Agent*****
10.1(c)        Assignment of Security Interest in United States Patents dated as of February 18, 1998 by and between the Company and United States
               Trust Company of New York as Collateral Agent*****
10.1(d)        Assignment of Security Interest in United States Trademarks dated as of February 18, 1998 by and between the Company and United
               States Trust Company of New York as Collateral Agent*****
10.2(B)(a)     Media Network Services Agreement dated April 18, 1995 between the
               Company and The Southland Corporation(1)*****
10.2(B)(b)     Amendment No. 1 to Media Network Services Agreement****
10.2(B)(c)     Amendment No. 2 to Media Network Services Agreement*****
10.2(B)(d)     E*Display Agreement dated as of January 17, 2000 with Otis
               Elevator Company*****
10.2(B)(e)     E*Display Product Schedules dated as of January 14, 2000*****
10.3(A)(a)     Employment Agreement dated as of January 1, 2000 between the
               Company and Gerard P. Joyce *****
10.3(A)(b)     Employment Agreement dated as of January 1, 2000 between the
               Company and Thomas M. Pugliese*****
10.3(A)(c)     2000 Stock Incentive Plan*****
10.3(A)(d)     1998 Stock Option Plan*****
10.3(A)(e)     1994 Stock Option Plan*****
10.3(A)(f)     1993 Stock Option Plan*****
23(a)          Consent of Independent Auditors
23(b)          Independent Auditors' Report on the Schedule
23(c)          Consent of Akin, Gump, Strauss Hauer & Feld, L.L.P. *****
27.1           Financial Data Schedule



--------
(1) This document has been submitted to the Secretary of the Securities and Exchange Commission for application for "Confidential Treatment."

-----------

* Incorporated by reference to the Registrant's Registration Statement on Form S-4 (File No. [_____]) as amended, originally filed with the Securities and Exchange Commission on April 2, 1998.

** Incorporated by reference to the Registrant's Quarterly Report on Form 10QSB (File No. [_____]) filed with the Securities and Exchange Commission on November 16, 1998.

*** Incorporated by reference to the Registrant's Quarterly Report on Form 10QSB (File No. [____]) filed with the Securities and Exchange Commission on August 16, 1999.

**** Incorporated by reference to the Registrant's Annual Report on Form 10KSB (File No. [____]) filed with the Securities and Exchange Commission on March 31, 1999.

*****    To be filed by amendment.

(b)      Financial Statement Schedules

         Schedule II: Valuation and Qualifying Accounts

ITEM 17 -- UNDERTAKINGS

     The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

              (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

              (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on February 29, 2000.

                                       NEXT GENERATION NETWORK, INC.


                                       By: /s/ GERARD P. JOYCE
                                          --------------------------------------
                                          Gerard P. Joyce
                                          President and Chief Executive Officer

                                POWER OF ATTORNEY

         The undersigned directors and officers of Next Generation Network, Inc. hereby constitute and appoint Gerard P. Joyce and Thomas M. Pugliese, with full power to act and with full power of substitution and resubstitution, our true and lawful attorneys-in-fact and agents with full power to execute in our name and behalf in the capacities indicated below any and all amendments (including post-effective amendments and amendments thereto) to this Registration Statement and to file the same, with all exhibits and other documents relating thereto and any registration statement relating to any offering made pursuant to this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act with the Securities and Exchange Commission and hereby ratify and confirm all that such attorneys-in-fact or his substitute shall lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated below:



                  NAME                                       TITLE                                DATE
                  ----                                       -----                                ----




/s/ GERARD P. JOYCE                                                                        February 29, 2000
-----------------------------------------
            Gerard P. Joyce                 Chairman of the board of directors
                                            and President (Principal Executive
                                            Officer)


/s/ THOMAS M. PUGLIESE                                                                     February 29, 2000
-----------------------------------------
           Thomas M. Pugliese               Vice Chairman of the board of
                                            directors, Chief Executive Officer
                                            and Secretary


/s/ MICHAEL J. KOLTHOFF                                                                    February 29, 2000
-----------------------------------------
          Michael J. Kolthoff               Vice President, Treasurer and
                                            Assistant Secretary (Principal
                                            Accounting and Financial Officer)


/s/ MALCOLM LASSMAN                                                                        February 29, 2000
-----------------------------------------
            Malcolm Lassman                 Director

/s/ MICHAEL J. MAROCCO                                                                     February 29, 2000
-----------------------------------------
           Michael J. Marocco               Director



/s/ SUSAN MOLINARI                                                                         February 29, 2000
-----------------------------------------
             Susan Molinari                 Director




/s/ THOMAS J. DAVIS                                                                        February 29, 2000
-----------------------------------------
            Thomas J. Davis                 Director



/s/ ALEJANDRO ZUBILLAGA                                                                    February 29, 2000
-----------------------------------------
          Alejandro Zubillaga               Director



/s/ DAVID PECKER                                                                           February 29, 2000
-----------------------------------------
              David Pecker                  Director



/s/ ARI BOUSBIB                                                                            February 29, 2000
-----------------------------------------
              Ari Bousbib                   Director




/s/ WILLIAM GRIMES                                                                         February 29, 2000
-----------------------------------------
             William Grimes                 Director




/s/ ANTHONY BONACCI                                                                        February 29, 2000
-----------------------------------------
            Anthony Bonacci                 Director